Exhibit 10.1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTUS MIDSTREAM LP

Dated as of June 12, 2019

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

Section 16.16	Effectiveness	87
Section 16.17	Entire Agreement	87
Section 16.18	Remedies	87
Section 16.19	Descriptive Headings; Interpretation	87
Section 16.20	No Recourse	88

Schedules

Schedule 1	–	Schedule of Limited Partners

Exhibits

Exhibit A	–	Form of Joinder Agreement
Exhibit B	–	Form of Board Observer Confidentiality Agreement

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF ALTUS MIDSTREAM LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Altus Midstream LP, a Delaware limited partnership (the “Partnership”), dated as of June 12, 2019, is adopted, executed and agreed to by and among Altus Midstream GP LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on August 3, 2018;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Existing Limited Partnership Agreement”), with each of the Limited Partners (as defined herein) set forth on the signature pages thereto;

WHEREAS, the Partnership has entered into a Preferred Unit Purchase Agreement, dated as of May 8, 2019 (the “Series A Preferred Unit Purchase Agreement”), among the Partnership, the parties identified as Purchasers therein (collectively, the “Purchasers”), and Altus Midstream Company, a Delaware corporation (the “Corporation”), pursuant to which the Purchasers purchased from the Partnership, and the Partnership issued to the Purchasers, Units of a new series to be designated as “Series A Cumulative Redeemable Preferred Units” with the rights and privileges and such other terms as are set forth in this Agreement; and

WHEREAS, the Partners desire to amend and restate the Existing Limited Partnership Agreement in its entirety to provide for the Series A Cumulative Redeemable Preferred Units and such other changes as the Partners have determined are necessary and appropriate in connection with the issuance of such securities.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and

(b)

increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, any existing or future private equity funds, investment funds, investment vehicles and managed accounts managed by or affiliated with such Person as of the date hereof and each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. Notwithstanding the foregoing, solely for purposes of this Agreement (other than Section 6.01(e)(v), Section 6.01(e)(xiii) and Section 6.04), the Corporation, the General Partner and their respective Subsidiaries shall not be deemed Affiliates of Contributor.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning bribery, corruption or money laundering, including, without limitation, the Bribery Act 2010 of the United Kingdom.

“APA” means Apache Corporation, a Delaware corporation.

“APA Material Agreements” means, collectively, (a) that certain Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between APA and the Corporation, including that certain letter agreement dated April 23, 2019 (b) that certain Gas Processing Agreement, dated as of July 1, 2018, by and between Alpine High Processing LP and APA and (c) that certain Gas Gathering Agreement, dated as of July 1, 2018, by and between Alpine High Gathering LP and APA.

“Applicable Share” has the meaning set forth in Section 9.03.

“Appraisers” has the meaning set forth in Section 15.02.

“Asset Disposition” has the meaning set forth in Section 11.04(c).

“Asset Disposition Notice” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redeemable Units” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redeemed Partner” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redeemed Units” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redemption” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redemption Amount” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redemption Date” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redemption Election” has the meaning set forth in Section 11.04(c).

“Asset Disposition Redemption Notice” has the meaning set forth in Section 11.04(c).

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Limited Partner at any Tax Advance Date, an amount equal to the cumulative amount of U.S. federal, state and local income taxes (including any applicable estimated taxes) for the current Taxable Year, and all prior Taxable Years, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, any guaranteed payments for the use of capital pursuant to Section 707(c) of the Code, and, in the case of any Limited Partner or any direct or indirect partner or member of such Limited Partner that is classified as a corporation for U.S. federal income tax purposes, any applicable limitation on the deductibility of net operating losses, that the General Partner estimates would be due from such Limited Partner as of the relevant Tax Advance Date, assuming that such Limited Partner (a) earned solely the items of income, gain, deduction, loss and/or credit allocated to such Limited Partner pursuant to Article V and (b) is subject to tax at the Assumed Tax Rate. The General Partner shall reasonably determine the Assumed Tax Liability for each Partner based on such assumptions as the General Partner deems necessary. For the avoidance of doubt, each Limited Partner’s Assumed Tax Liability shall take into account any items of income, gain, deduction, loss and/or credit and any guaranteed payments taken into account by such Limited Partner with respect to any Taxable Years as a result of an examination of the Partnership’s affairs by tax authorities or any resulting administrative and judicial proceedings.

“Assumed Tax Rate” means, for any Partner for any Taxable Year, the highest marginal rate of U.S. federal, state and local income tax applicable to an individual or, if higher, a corporation resident in New York, New York or San Francisco, California (whichever is higher), including any tax rate imposed under Section 1411 of the Code, determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Partner) and capital gains (in cases where taxes are being determined on capital gains allocated to a Partner).

“Available Cash” shall mean, with respect to any Quarter prior to the Liquidation Date:

(a) all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of such Quarter; less

(b) the amount of any cash reserves established by the General Partner for satisfaction during the subsequent Quarter of (i) all debts, liabilities and obligations of the Partnership and any reserves for any expenditures, working capital needs, other capital requirements or contingencies and (ii) any restrictions on distributions contained in any agreement to which the Partnership is bound.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Common Redeemed Partner is subject, which period restricts the ability of such Common Redeemed Partner to immediately resell shares of Class A Common Stock to be delivered to such Common Redeemed Partner in connection with a Share Settlement.

“Board Observer” has the meaning set forth in Section 6.09(c).

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s), including in connection with any Optional Exchange; provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations located in Houston, Texas are closed.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III hereof.

“Cash from Ordinary Course Operations” means cash generated from ordinary course operations of the Partnership and its Subsidiaries (taken as a whole) consistent with past practice, excluding, for the avoidance of doubt, cash generated from asset sales or dispositions, capital contributions from the Partners (including the purchase of the Series A Preferred Units by the Purchasers pursuant to the Series A Preferred Unit Purchase Agreement) and borrowings of any Indebtedness.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Common Units (other than (i) to the Corporation or (ii) in connection with a Common Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (A) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (B) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (C) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (D) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (A), (B), (C) and (D) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“COC or Shin Oak Option Failure Notice” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redeemed Partner” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redeemed Units” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redemption” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redemption Date” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redemption Notice” has the meaning set forth in Section 11.04(c).

“COC or Shin Oak Option Failure Redemption Right” has the meaning set forth in Section 11.04(c).

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Common Redeemed Units” has the meaning set forth in Section 11.01(a).

“Common Redemption” has the meaning set forth in Section 11.01(a).

“Common Redemption Date” has the meaning set forth in Section 11.01(a).

“Common Redemption Notice” has the meaning set forth in Section 11.01(a).

“Common Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Common Redemption Right” has the meaning set forth in Section 11.01(a).

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Common Units by the total Common Units of all Partners outstanding at such time. The Common Unit Percentage Interest of each Common Unitholder shall be calculated to the fourth (4th) decimal place, and the Common Unit Percentage Interest with respect to the General Partner Interest and any Series A Preferred Unit shall at all times be zero.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Class A Common Stock on the principal National Securities Exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Common Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Common Unitholder” means, with respect to each Common Unit, the Unitholder of such Common Unit.

“Competitor” means a Person who is engaged, as one of its principal businesses, in the gathering, processing, distribution, transportation, storage, or treatment of water, crude oil, natural gas, natural gas liquids, condensate, other hydrocarbons, or related substances in either the Permian Basin or the State of Texas (a “Midstream Business”), but excluding any Person whose primary business is being a lender or private equity sponsor to companies engaged in any aspect of, or a passive investor in, a Midstream Business, in each case, other than any Person that directly operates any Midstream Business and any private equity fund that Controls any Person that directly operates a Midstream Business (excluding, for avoidance of doubt, any existing or future private equity funds, investment funds, investment vehicles and managed accounts within a private equity fund enterprise, in each case, that do not Control such a Midstream Business).

“Confidential Information” has the meaning set forth in Section 16.02(a).

“Contributed Interests” has the meaning set forth in the Contribution Agreement.

“Contribution” has the meaning set forth in Section 3.03(a).

“Contribution Agreement” means that certain Contribution Agreement, dated as of August 8, 2018, by and among the Corporation, Contributor, the Partnership and the other parties signatory thereto (as may be amended or supplemented from time to time).

“Contribution Closing Date” means November 9, 2018.

“Contributor” means Apache Midstream LLC, a Delaware limited liability company.

“Control” (including with correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corporation Annual Financials” has the meaning set forth in Section 8.01.

“Corporation Related Party Transaction Policy and Procedures” means that certain Related Party Transaction Policy and Procedures of the Corporation as in effect on the date hereof.

“Credit Agreement” means any credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be amended, restated, supplemented or otherwise modified from time to time, and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation.

“Debt” of any Person means indebtedness, including capital leases that are shown as debt on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) if the Book Value of any such property differs from its adjusted tax basis for U.S. federal income tax purposes, and if such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.05.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units or (c) any amounts payable pursuant to Section 6.05.

“Earn-Out Consideration” has the meaning set forth in the Contribution Agreement.

“EBITDA” means, for any period, the Consolidated Net Income (as defined in the Existing Credit Agreement) for such period,

(a) excluding, without duplication and to the extent included in determining such consolidated net income: (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and accretion for such period and amortization of intangible assets for such period, (iv) nonrecurring or unusual noncash gains or losses (including (A) gains and losses in respect of dispositions of assets and (B) impairment charges in respect of tangible or intangible assets) for such period, (v) noncash increases and decreases in net income for such period due to the accounting for trading and hedging agreements, (vi) the cumulative effect for such period of a change in accounting principles, (vii) any fees and expenses for such period relating to the Transactions (as defined in the Existing Credit Agreement), (viii) the income or loss of any Person other than a Restricted Subsidiary in which the Partnership or any Restricted Subsidiary has an ownership interest, (ix) the income or loss of, and any cash dividends or similar cash distributions paid to, any Restricted Subsidiary that is not wholly owned, directly or indirectly, by the Partnership to the extent such income or loss or such amounts are attributable to the noncontrolling interests in such Restricted Subsidiary, and (x) any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments (as defined in the Existing Credit Agreement) to the Partnership or another Restricted Subsidiary is, as of the date of determination of “EBITDA” hereunder, restricted by its organizational documents, any contractual obligations (other than the Existing Credit Agreement) or any applicable Law (as defined in the Existing Credit Agreement);

(b) (i) during the period commencing on the Series A Issue Date and ending on the fifth (5th) anniversary of the Series A Issue Date, including, the amount of any Qualified Project EBITDA Adjustment (as defined in the Existing Credit Agreement), if applicable, and which is a reasonable projection of revenue based on an executed midstream contract (provided that the aggregate amount of all Qualified Project EBITDA Adjustments (as defined in the Existing Credit Agreement) during any period shall be limited to thirty percent (30%) of the total actual consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period (which total actual consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments or Joint Venture Option Project EBITDA Adjustments)) and (ii) thereafter, excluding, the amount of any Qualified Project EBITDA Adjustment (as defined in the Existing Credit Agreement);

(c) including, the amount of any Joint Venture Option Project EBITDA Adjustment (as defined in the Existing Credit Agreement), if applicable (provided that the aggregate amount of all Joint Venture Option Project EBITDA Adjustments (as defined in the Existing Credit Agreement) during any period shall be limited to sixty percent (60%) of the total actual consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period (which total actual consolidated EBITDA shall be determined without including any Joint Venture Option Project EBITDA Adjustments or Qualified Project EBITDA Adjustments)); and

(d) including, without duplication, any cash dividends or similar cash distributions made by any Person to the Partnership or to any Restricted Subsidiary.

“Effective Time” has the meaning set forth in Section 16.16.

“Effectiveness Period” has the meaning set forth Section 11.06(c)(i).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (a) with respect to the Partnership or any of its Subsidiaries, (i) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (b) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all Common Stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Existing Credit Agreement” means the credit facility, dated as of the Contribution Closing Date, by and among the Partnership, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and Citibank, N.A., Bank of America, N.A., the Toronto-Dominion Bank, New York Branch, MUFG Bank Ltd., and the Bank of Nova Scotia, Houston Branch, as Co-Documentation Agents, as amended by the First Amendment thereto, effective as of May 8, 2019, in each case, (a) without giving effect to any other amendments or supplements and (b) regardless of whether such credit facility remains in effect.

“Existing Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Pipeline Joint Venture” means any of the Persons not Controlled by the Partnership but through which the Partnership or any of its Subsidiaries directly or indirectly owns an interest in the pipelines commonly known as the “Permian Highway Pipeline,” the “Shin Oak Pipeline,” and the “Gulf Coast Express Pipeline.”

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Partnership and its Subsidiaries delivered to the Lenders (as defined in the Credit Agreement) pursuant to the Credit Agreement.

“General Partner” means Altus Midstream GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the United States, or any domestic state, county, city or other political subdivision, governmental department or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the parties hereto or their respective businesses.

“Group Member” means any of the Partnership or any Subsidiary thereof.

“Indebtedness” of any Person means all (a) Debt and (b) guaranties or other contingent obligations in respect of the Debt of any other Person.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Initial Period” has the meaning assigned to such term in the Existing Credit Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRR” means, with respect to each outstanding Series A Preferred Unit (excluding any Series A PIK Unit), as of any time of determination, the actual annual rate of return on the Series A Issue Price, taking into account any cash Distributed in respect of such Series A Preferred Unit pursuant to the terms of this Agreement, including any cash Distributions and Tax Advances paid in respect of, and any amounts of cash paid in redemption of, such Series A Preferred Unit. IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel. For the avoidance of doubt, in no event shall any calculation of IRR take into account (a) any transaction expenses of the Series A Preferred Unitholders reimbursed by the Partnership or the Corporation or (b) any payments or accretions to the Series A Investment Amount in respect of the Series A Distribution Default Rate, any payments made to the Series A Preferred Unitholders pursuant to Article 7 of the Series A Preferred Unit Purchase Agreement or any payments made to the Series A Preferred Unitholders pursuant to Section 11.06 or arising out of the remedies permitted in Section 16.18.

“Issuable Maximum” has the meaning set forth in Section 11.05(e).

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“JV Asset Disposition” has the meaning set forth in Section 11.04(d).

“JV Asset Disposition Redemption” has the meaning set forth in Section 11.04(d).

“JV Asset Disposition Redemption Amount” has the meaning set forth in Section 11.04(d).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order or decree of a Governmental Entity.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits and Losses (or items thereof) and Distributions.

“Liquidated Damages Multiplier” has the meaning set forth in Section 11.06(c)(ii).

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Partnership occurs.

“Liquidation Exchange” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Date” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Notice” has the meaning set forth in Section 11.05(d).

“Liquidation Exchange Right” has the meaning set forth in Section 11.05(d).

“Liquidation Exchanged Units” has the meaning set forth in Section 11.05(d).

“Liquidation Exchanging Partner” has the meaning set forth in Section 11.05(d).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any National Securities Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Asset Disposition” has the meaning set forth in Section 11.04(d).

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) fifty percent (50%) of the consolidated net tangible assets of the Partnership or (b) fifty percent (50%) of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization.

“Midstream Business” has the meaning set forth in the definition of “Competitor.”

“MOIC” means, with respect to each outstanding Series A Preferred Unit (excluding any Series A PIK Unit), as of any time of determination, the number obtained by dividing (a) the cumulative amount of any cash Distributed in respect of such Series A Preferred Unit pursuant to the terms of this Agreement, including any cash Distributions and Tax Advances paid in respect of, and any amounts of cash paid in redemption of, such Series A Preferred Unit by (b) the Series A Issue Price. For the avoidance of doubt, in no event shall any calculation of MOIC take into account (i) any transaction expenses of the Series A Preferred Unitholders reimbursed by the Partnership or the Corporation or (ii) any payments or accretions to the Series A Investment Amount in respect of the Series A Distribution Default Rate, any payments made to the Series A Preferred Unitholders pursuant to Article 7 of the Series A Preferred Unit Purchase Agreement or any payments made to the Series A Preferred Unitholders pursuant to Section 11.06 or arising out of the remedies permitted in Section 16.18.

“National Securities Exchange” means any of the following markets or exchanges: the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

“Officer(s)” has the meaning set forth in Section 6.01(b).

“Optional Exchange” has the meaning set forth in Section 11.05(a).

“Optional Exchange Date” has the meaning set forth in Section 11.05(a).

“Optional Exchange Notice” has the meaning set forth in Section 11.05(a).

“Optional Exchange Notice Date” has the meaning set forth in Section 11.05(a).

“Optional Exchange Retraction Notice” has the meaning set forth in Section 11.05(b).

“Optional Exchange Right” has the meaning set forth in Section 11.05(a).

“Optional Exchange Settlement Method Notice” has the meaning set forth in Section 11.05(b).

“Optional Exchanged Units” has the meaning set forth in Section 11.05(a).

“Optional Exchanging Partner” has the meaning set forth in Section 11.05(a).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.04.

“Partnership Unaudited Annual Financials” has the meaning set forth in Section 8.01.

“Permitted Lender” means a commercial or investment bank that, as of the time of determination, has a senior, non-credit enhanced long-term indebtedness rating of at least BBB+ or Baa1 from Standard & Poor’s Financial Services LLP or Moody’s Investor Services, respectively.

“Permitted Loan” means any bona fide loans or other extensions of credit entered into by a Series A Preferred Unitholder or any of its Affiliates with one or more Permitted Lenders for the purposes of acquiring or otherwise financing the acquisition of Series A Preferred Units and secured in whole or in part by a pledge, hypothecation or other grant of a security interest in such Series A Preferred Units.

“Permitted Owners” means the Corporation and its Subsidiaries, and APA and its Subsidiaries.

“Permitted Transfer” has the meaning set forth in Section 10.01(b).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Pipeline Joint Venture” means any Person not Controlled by the Partnership but through which the Partnership or any of its Subsidiaries indirectly owns an interest in a water, oil, natural gas or natural gas liquids midstream or upstream business with one or more joint venture partners, including the Existing Pipeline Joint Ventures.

“Pro rata,” “proportional,” “in proportion to” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of Units of a particular class or series held by such holder as compared to the total number of Units of that class or series outstanding.

“Profits” or “Losses” means, for each Taxable Year or other Fiscal Period, an amount equal to the Partnership’s taxable income or loss, respectively, for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(b) If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(c) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(e) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(f) Items specially allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

If the Partnership’s taxable income or taxable loss for a Taxable Year or other Fiscal Period, as adjusted in the manner provided above in clauses (a) through (f) above, is (A) a positive amount, such amount shall be the Profits for such Taxable Year or other Fiscal Period, or (B) a negative amount, such amount shall be the Losses for such Taxable Year or other Fiscal Period.

“Purchasers” has the meaning set forth in the recitals to this Agreement.

“Quarter” means a fiscal quarter of the Partnership.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation or (c) any sale, conveyance, lease or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Unitholders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Unitholders entitled to receive any report or Distribution or to participate in any offer.

“Registration Default” has the meaning set forth in Section 11.06(c)(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Contribution Closing Date, by and between the Corporation and Contributor (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Regulatory Allocations” has the meaning set forth in Section 5.03(f).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Reporting Partner” has the meaning set forth in Section 9.03.

“Representatives” has the meaning set forth in Section 16.02(a).

“Requisite Stockholder Approval” has the meaning assigned to such term in the Series A Preferred Unit Purchase Agreement.

“Restricted Subsidiary” has the meaning assigned to such term in the Existing Credit Agreement.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series A Cash Settlement” means, with respect to each Series A Preferred Unit for which the Partnership elects to settle an Optional Exchange in cash pursuant to Section 11.05, immediately available funds in U.S. dollars in an amount equal to the Series A Redemption Price for such Series A Preferred Unit (substituting the applicable Optional Exchange Date for the term “Series A Redemption Date” in the definition of “Series A Redemption Price”).

“Series A Change of Control” means a Change of Control Transaction or any of the following:

(a) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of the voting equity interests of the Corporation by any Person or group (other than the Permitted Owners);

(b) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of voting equity interests of the General Partner by any Person or group (other than the Corporation and the Permitted Owners);

(c) the Corporation, the Partnership, or any of their respective Subsidiaries becoming subject to registration as an investment company pursuant to the Investment Company Act; provided that, for the avoidance of doubt, during any period that any such Person is exempt from registration under the Investment Company Act pursuant to Rule 3a-2 promulgated under the Investment Company Act, Section 3(b)(2) of the Investment Company Act, or other exemption that is or becomes available under applicable law, such Person shall not be considered subject to registration as an investment company under the Investment Company Act;

(d) the Corporation ceases to directly own at least ten percent (10%) of the outstanding Common Units;

(e) any Transfer, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of Common Units in the Partnership by the Corporation unless such Transfer would not result in the Corporation owning less than fifty percent (50%) of the outstanding Common Units;

(f) the Class A Common Stock is no longer listed or admitted to trading on a National Securities Exchange;

(g) (i) at any time during the Initial Period, APA ceases, directly or indirectly, to own at least sixty percent (60%) of the equity interests of or to otherwise Control (as defined in the Existing Credit Agreement) the Partnership and (ii) at any time after the Initial Period, APA ceases directly or indirectly, to own at least fifty percent (50)% of the equity interests of or to otherwise Control (as defined in the Existing Credit Agreement) the Partnership; or

(h) any dissolution, liquidation or winding-up of the Partnership or the General Partner;

provided, however, that neither (i) a transaction solely between the Partnership or any of its Subsidiaries, on the one hand, and the Partnership or any of its Subsidiaries, on the other hand, nor (ii) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (iii) a transaction solely for the purpose of changing the form of entity of the Partnership, shall in each case of clauses (i), (ii) and (iii) constitute a Series A Change of Control; provided, further, that for purposes of determining indirect ownership in clauses (a) through (b), ownership by any person or group or changes in ownership of APA or any entity Controlling APA shall not be considered indirect ownership of the Corporation or any of its Subsidiaries.

“Series A Distribution Amount” means an amount per Quarter equal to the applicable Series A Distribution Rate (or the Series A Distribution Rate plus the Series A Distribution Default Rate, if and when applicable) multiplied by the Series A Investment Amount; provided, that the Series A Distribution Amount will be calculated based on a 360-day year consisting of four (4) ninety-day (90-day) Quarters.

“Series A Distribution Default Rate” means an additional percentage per annum equal to the Series A Payment Default Percentage, cumulative to the Series A Distribution Rate, computed on the basis of a 360-day year comprised of 30-day months.

“Series A Distribution Payment Date” has the meaning set forth in Section 4.01(b)(i).

“Series A Distribution Rate” means (a) in respect of each Quarter ending on or before the fifth (5th) anniversary of the Series A Issue Date, seven percent (7%) per annum and (b) in respect of each Quarter ending after the fifth (5th) anniversary of the Series A Issue Date, ten percent (10%) per annum, each computed on the basis of a 360-day year comprised of 30-day months.

“Series A Exchange Amount” means, with respect to any Series A Preferred Unit, a number of shares of Class A Common Stock equal to the Series A Redemption Price (substituting the applicable Optional Exchange Date for the term “Series A Redemption Date” in the definition of “Series A Redemption Price”) divided by the Series A Reference Price, as such amount may be adjusted in accordance with Section 11.05(f).

“Series A Initial Distribution Period” has the meaning set forth in Section 4.01(b)(i).

“Series A Investment Amount” means, with respect to each Series A Preferred Unit (including any Series A PIK Units), the Series A Issue Price plus any Series A Unpaid Distributions with respect to such Series A Preferred Unit.

“Series A Issue Date” means June 12, 2019.

“Series A Issue Price” means $1,000 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Units that, with respect to Distributions on such Units and Distributions upon liquidation, dissolution or winding up of the Partnership or maturity or redemption of such Units, ranks junior to the Series A Preferred Units, including Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Parity Securities” means any class or series of Units that, with respect to Distributions on such Units or Distributions upon liquidation, dissolution or winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units, but shall not include any Series A Senior Securities.

“Series A Payment Default Percentage” means, with respect to each Series A Preferred Unit, as applicable: (a) during any period for which there are any unpaid Series A Quarterly Distributions but no unpaid Distributions required to be made pursuant to Section 4.01(d), two percent (2%) per annum; (b) during any period for which there are unpaid Distributions required to be made pursuant to Section 4.01(d) but no unpaid Series A Quarterly Distributions, one and one half percent (1.5%) per annum; (c) during any period for which there are any unpaid Series A Quarterly Distributions and any unpaid Distributions required to be made pursuant to Section 4.01(d), three and one half percent (3.5%) per annum; provided that, the “Series A Payment Default Percentage” shall instead be, (i) in the event the Partnership fails to pay in cash any portion of the Series A Quarterly Distributions required to be paid in cash pursuant to Section 4.01(b) for two (2) consecutive Quarters, (A) for purposes of preceding clause (a), four percent (4%) per annum; and (B) for purposes of preceding clause (c), five and one half percent (5.5%) per annum and (ii) in the event the Corporation fails to obtain Requisite Stockholder Approval in respect of an exchange of any Series A Preferred Units or a Series A Restricted Action occurs, for all purposes of this definition, five and one half percent (5.5%) per annum. For the avoidance of doubt, during any period for which there are no unpaid Series A Quarterly Distributions or unpaid Distributions required to be made pursuant to Section 4.01(d) or if at a given time the Corporation has not failed to obtain Requisite Stockholder Approval in respect of an exchange of any Series A Preferred Units or a Series A Restricted Action has not occurred, the Series A Payment Default Percentage shall be zero. For purposes of this definition, Distributions shall be treated as required to be made pursuant to Section 4.01(d) notwithstanding whether or not the Partnership has available proceeds or cash therefor.

“Series A PIK Payment Date” has the meaning set forth in Section 4.01(b)(ii).

“Series A PIK Units” means any Series A Preferred Units issued as part of a Series A Quarterly Distribution in accordance with Section 4.01(b)(ii).

“Series A Preferred Representative” means Magnetar Financial LLC or such other Series A Preferred Unitholder as agreed to by the Series A Preferred Unitholders representing the Series A Required Voting Percentage.

“Series A Preferred Unit Closing” has the meaning given the term “Closing” in the Series A Preferred Unit Purchase Agreement.

“Series A Preferred Unit Drag Notice” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Drag Price” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Drag Transaction” has the meaning set forth in Section 10.02(d).

“Series A Preferred Unit Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Series A Preferred Units by the total Series A Preferred Units of all Partners outstanding at such time. The Series A Preferred Unit Percentage Interest of each Series A Preferred Unitholder shall be calculated to the fourth (4th) decimal place, and the Series A Preferred Unit Percentage Interest with respect to the General Partner Interest and any Common Unit shall at all times be zero.

“Series A Preferred Unit Purchase” means the closing of the transactions contemplated by the Series A Preferred Unit Purchase Agreement.

“Series A Preferred Unit Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Series A Preferred Unitholder” means, with respect to each Series A Preferred Unit, the Unitholder of such Series A Preferred Unit.

“Series A Preferred Unitholder Permitted Transfer” means, with respect to any Series A Preferred Unitholder, (a) a Transfer of all or any portion of the Series A Preferred Units of such Series A Preferred Unitholder to (i) an Affiliate of such Series A Preferred Unitholder, (ii) any other Series A Preferred Unitholder or an Affiliate thereof, (iii) any private equity fund, investment fund, investment vehicle or managed accounts managed by Magnetar Financial LLC or CALTM Holdings, LLC or an Affiliate or limited partner of any such private equity fund, investment fund, investment vehicle or managed account or (iv) an investor holding direct or indirect passive non-Controlling Equity Securities in such Series A Preferred Unitholder or one of its Affiliates in accordance with the constituent terms of the governing documents of such Series A Preferred Unitholder or such Affiliate; provided that, for so long as no Series A Restricted Action has occurred that has not been cured by a Series A Remediation and except for any transfer of Series A Preferred Units by a Series A Preferred Unitholder to another Series A Preferred Unitholder, no transferee in clauses (i) through (iv) above may be a Competitor, and (b) a pledge of all or any portion of the Series A Preferred Units of such Series A Preferred Unitholder to a Permitted Lender in connection with a Permitted Loan or the foreclosure of any such pledged Series A Preferred Units by a pledgee or counterparty who has foreclosed or exercised remedies or rights on any such pledged Series A Preferred Units.

“Series A Preferred Units” has the meaning set forth in Section 3.12(a).

“Series A Purpose” has the meaning set forth in Section 2.04.

“Series A Quarterly Distribution” has the meaning set forth in Section 4.01(b)(i).

“Series A Redeemed Units” has the meaning set forth in Section 11.04(a).

“Series A Redemption” has the meaning set forth in Section 11.04(a).

“Series A Redemption Date” has the meaning set forth in Section 11.04(a).

“Series A Redemption Notice” has the meaning set forth in Section 11.04(a).

“Series A Redemption Notice Date” has the meaning set forth in Section 11.04(a).

“Series A Redemption Price” means a dollar amount per Series A Preferred Unit (excluding any Series A PIK Units) equal to (a) the greater of (i) a 1.3x MOIC and (ii) an IRR of (A) 11.5% (accruing from the Effective Time) with respect to a Series A Redemption Date occurring on or before the fifth (5th) anniversary of the Series A Issue Date, or (B) 13.75% (accruing from the Effective Time) with respect to a Series A Redemption Date occurring after the fifth (5th) anniversary of the Series A Issue Date plus (b) (i) to the extent any Distribution arrearages are owed in respect of such Series A Preferred Unit as of such date of determination, the portion of such arrearages attributable to the accrual in respect of the Series A Distribution Default Rate and (ii) any unpaid amounts owed to the Series A Preferred Unitholders pursuant to Section 11.06(c)(ii).

“Series A Reference Price” means the volume-weighted average price for a share of Class A Common Stock on the principal National Securities Exchange or automated or electronic quotation system on which the Class A Common Stock is listed or admitted for trading, as reported by Bloomberg, L.P., or its successor, for the twenty (20) Trading Days immediately preceding the second (2nd) Trading Day prior to the applicable Optional Exchange Date or the Liquidation Exchange Date, as the case may be, less six percent (6%).

“Series A Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Series A Preferred Unit Closing, by and among the Corporation and the Purchasers.

“Series A Remediation” means, with respect to any Series A Restricted Action, the Partnership has, within sixty (60) days of receipt of notice of a Series A Preferred Unitholder’s intent to Transfer Series A Preferred Units to a Competitor, cured such Series A Restricted Action to the reasonable satisfaction of such Series A Preferred Unitholder.

“Series A Required Minimum” means (a) prior to the sixth (6th) anniversary of the Series A Issue Date, 247,095,675 shares of Class A Common Stock and (b) following the sixth (6th) anniversary of the Series A Issue Date, 247,095,675 or such greater number of shares of Class A Common Stock necessary to effect the Optional Exchange or Liquidation Exchange of all the then-outstanding Series A Preferred Units, as determined by the Corporate Board.

“Series A Required Voting Percentage” means greater than sixty-seven percent (67%) of the outstanding Series A Preferred Units held by the Series A Preferred Unitholders, voting separately as a class, and excluding any Series A Preferred Units held by APA, the Corporation, the Contributor, the General Partner and any of their respective Controlled Affiliates.

“Series A Restricted Action” means any of the following: (a) the General Partner (or any Officer thereof) or the Partnership taking any action in violation of Section 6.01(e) or any other action that expressly requires approval of any Series A Preferred Unitholder pursuant to this Agreement without obtaining such approval of such Series A Preferred Unitholder, (b) the Partnership’s failure to pay in cash any portion of the Series A Distribution Amount required to be paid in cash pursuant to Section 4.01(b) or Distributions required to be paid pursuant to Section 4.01(d), in each case, for eight (8) consecutive Quarters, (c) any material breach that is materially adverse to the Partnership, its Subsidiaries or the Series A Preferred Unitholders by the Corporation, APA or any of their respective Affiliates (other than the Partnership and its Subsidiaries) of any of their respective obligations under any of the APA Material Agreements or any agreement with any of the Pipeline Joint Ventures and, to the extent such breach is reasonably capable of being cured, the Corporation, APA or any of their respective Affiliates (other than the Partnership and its Subsidiaries), as applicable, has not cured such breach within ninety (90) days after receipt of written notice thereof by such Series A Preferred Unitholder, and (d) any material noncompliance by the Corporation with the Corporation Conflicts Committee Charter or the Corporation Related Party Transaction Policy and Procedures that has not been cured within ninety (90) days after receipt of written notice thereof by any Series A Preferred Unitholder which cure shall include, at a minimum, termination of the transaction or series of related transactions for which compliance by the Corporation with the Corporation Conflicts Committee Charter or the Corporation Related Party Transaction Policy and Procedures is required pursuant to the terms thereof.

“Series A Senior Securities” means any class or series of Units that, with respect to Distributions on such Units or Distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Unpaid Distribution” means the portion of any Series A Quarterly Distribution not paid in cash or, if during the Series A Initial Distribution Period, not paid in Series A PIK Units, in each case, in accordance with Section 4.01(b)(i) on the Series A Distribution Payment Date or Series A PIK Payment Date, as applicable, for such Quarter.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Common Redeemed Units.

“Shin Oak Option Failure” means the failure of the Partnership to exercise its right pursuant to Section 3 of that certain Letter Agreement, dated as of May 23, 2018, by and between Enterprise Products Operating LLC and Apache Midstream LLC, and thereafter close the acquisition of thirty three (33)% of the membership interests of Breviloba, LLC, in each case, on or before March 31, 2020.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means the NASDAQ Capital Market or such other National Securities Exchange as the Class A Common Stock is then listed for trading.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or Controlled by the subject Person or by one or more of its respective Subsidiaries. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” has the meaning set forth in Section 12.01.

“Tax Advance” has the meaning set forth in Section 4.01(d)(ii).

“Tax Advance Date” means any date that is three (3) Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by corporate taxpayers and the due date for U.S. federal income tax returns of corporate taxpayers (without regard to extensions).

“Tax-Exempt Partner” means any (a) direct partner, member or owner of Series A Preferred Units or (b) indirect partner, member, or owner of Series A Preferred Units holding such Units through one or more partnerships or other pass-through entities that is, in either case, a “tax-exempt entity” (unless such Person would be subject to tax under Code Section 511 on all income from the Partnership) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Code Section 168(h)(6)(F)(ii)) as those terms are defined in Code Section 168(h).

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the consolidated Indebtedness of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries (as defined in the Existing Credit Agreement)) on the date of such calculation to (b) EBITDA of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries (as defined in the Existing Credit Agreement)) for the twelve (12) months ending immediately before such date.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal National Securities Exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Partnership or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Units.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Limited Partner Interest of a Limited Partner (however designated) or a permitted Assignee in the Partnership and shall include Common Units and Series A Preferred Units, but shall not include the General Partner Interest.

“United States Person” means a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Unitholder” means, with respect to each Unit, the Person in whose name any Unit is registered on the books that the General Partner has caused to be kept as of the opening of business on a particular Business Day or, if not a Business Day, the nearest preceding Business Day.

“Unrestricted Person” means (a) each Indemnified Person, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or former General Partner or any Affiliate of any Group Member, a General Partner or former General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Warrants” has the meaning set forth in Section 3.03(b).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on August 3, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Second Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided, further, that notwithstanding the foregoing, Section 15-120 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Partnership shall be “Altus Midstream LP”. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be (a) at any time when one or more Series A Preferred Units are outstanding, to engage in activities reasonably related to any water, crude oil, natural gas, natural gas liquids, condensate, other hydrocarbons, or related substances midstream businesses in the Permian Basin, including gathering, processing, distribution, transportation, storage, and treatment activities (the “Series A Purpose”), or (b) at any other time, to engage in such activities as are permitted under the Delaware Act, in each case as determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a) The Corporation and Contributor previously were admitted as Limited Partners and shall remain Limited Partners of the Partnership, and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the Series A Preferred Unit Purchase, each Purchaser shall be admitted to the Partnership as a Limited Partner.

(b) The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the Series A Preferred Unit Purchase) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Limited Partner shall be required or, except as approved by the General Partner pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units and the Series A Preferred Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), but subject to Section 6.01(e), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of Common Stock or class or series of preferred stock of the Corporation.

Section 3.03 Contributor’s Contribution; Warrants; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units.

(a) Contributor’s Contribution. Pursuant to the Contribution Agreement, on the Contribution Closing Date, Contributor contributed to the Partnership, as a Capital Contribution, the Contributed Interests and received in exchange therefor the number of Common Units set forth next to Contributor’s name on Schedule 1 (the “Contribution”).

(b) The Corporation’s Unit Purchase. Pursuant to the Contribution Agreement, on the Contribution Closing Date and prior to giving effect to Section 3.04, the Corporation (i) contributed to the Partnership, as a Capital Contribution, cash in exchange for the amount of Common Units set forth on the Schedule of Limited Partners and (ii) purchased from the Partnership, in exchange for cash, warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.03(b). For U.S. federal income tax purposes, the Partnership and the Partners intend (A) to treat each Warrant as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and (B) not to treat any Warrant as a partnership interest prior to the exercise of such Warrant pursuant to Treasury Regulations Section 1.761-3(a).

(c) Additional Contributor Consideration.

(i) On the Contribution Closing Date, the Corporation also contributed 7,313,028 shares of Class A Common Stock to the Partnership and 3,182,140 warrants of the Corporation to the Partnership in exchange for 7,313,028 Common Units.

(ii) On the Contribution Closing Date, following the contributions described in Section 3.03(c)(i), and pursuant to the Contribution Agreement, Contributor also received from the Partnership in exchange for the Contributed Interests (A) 7,313,028 shares of Class A Common Stock, (B) 3,182,140 warrants of the Corporation and (C) the right to receive the Earn-Out Consideration.

(iii) The Corporation has reserved for issuance 37,500,000 shares of Class A Common Stock in connection with the consideration contemplated by Section 3.03(c)(ii)(C); provided, that, when and if any Earn-Out Consideration is payable by the Partnership to Contributor, the Corporation shall contribute the number of shares of Class A Common Stock payable in connection with such Earn-Out Consideration to the Partnership in exchange for a corresponding number of Common Units.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common

Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Limited Partner (other than the Corporation) a number of Common Units pursuant to Section 11.03 (and a corresponding number of shares of Class C Common Stock), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Limited Partner as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Partnership may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries (other than the issuance of Warrants pursuant to Section 3.03(b)) unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b) Subject to Section 6.01(e)(iii), the Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.11 and Section 3.12.

(c) The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities, including the Series A Preferred Units. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (a) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (b) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (i) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (ii) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate, representing the number of Units held by such holder, shall be signed by or in the name of the Partnership by the Chief Executive Officer and any other officer designated by the General Partner.

Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. Subject to and without limiting Section 3.12(b), the General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, the number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock as to which such stock option is being exercised multiplied by the following: (A) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (B) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Partnership shall transfer to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to a Partnership Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (i) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (ii) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Partnership Employee, (iii) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Partnership as a Capital Contribution and (iv) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. The Partners acknowledge and agree that, in the event that the Corporation adopts, modifies or terminates any stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates, amendments to this Section 3.10 may become necessary or advisable and, subject to Section 6.01(e)(i), any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner and the Series A Preferred Unitholders without the requirement of any further consent or acknowledgement of any other Partner.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Common Units. Upon such contribution, the Partnership will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.12 Establishment of Series A Preferred Units.

(a) General. There is hereby created a class of Units designated as “Series A Cumulative Redeemable Preferred Units” (such Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 3.12 and elsewhere in this Agreement.

(b) Issuance of the Series A Preferred Units. A total of 625,000 Series A Preferred Units (other than Series A PIK Units) were issued by the Partnership to the Purchasers on the Series A Issue Date pursuant to the terms and conditions of the Series A Preferred Unit Purchase Agreement and, as set forth in Section 3.01(a), the Purchasers were, at the Effective Time and concurrently with the Series A Preferred Unit Purchase, admitted to the Partnership as Limited Partners and deemed Series A Preferred Unitholders, and the Partnership may only issue additional Series A Preferred Units in the form of Series A PIK Units in accordance with Section 4.01(b)(ii) or as otherwise permitted by Section 6.01(e)(iii). Concurrently with such issuance, the Series A Preferred Unitholders have entered into the Series A Registration Rights Agreement with the Corporation. Each Series A Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Available Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b), Section 4.01(d) and Section 14.02; provided, further, that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 15-309 of the Delaware Act. The General Partner shall designate a Record Date for all Distributions and shall give notice to each Unitholder entitled to receive such Distribution of the Record Date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the General Partner shall, to the extent permitted by applicable Law and elsewhere in this Agreement, and after giving effect to Section 4.01(b), have the right in its sole discretion to make Distributions to the Limited Partners pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of the Distributions required to be made pursuant to Section 4.01(d) or reimbursements required to be made pursuant to Section 6.05).

(b) Distributions on the Series A Preferred Units. After making any Distributions and Tax Advances required to paid pursuant to Section 4.01(d):

(i) Subject to Section 4.01(b)(ii), commencing with the Quarter ending on June 30, 2019, the Series A Preferred Unitholders as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (A) the Series A Distribution Amount for such Quarter, which Series A Distribution Amount shall accumulate from day to day, whether or not declared, and (B) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). With respect to any Quarter (or portion thereof for which a Series A Quarterly

Distribution is due) ending on or prior to December 31, 2020 (the “Series A Initial Distribution Period”), such Series A Quarterly Distribution in respect of each Series A Preferred Unit may be paid, as determined by the General Partner in its sole discretion, in Series A PIK Units, in cash or in a combination of Series A PIK Units and cash. Any such Series A PIK Unit issued in respect of a Series A Preferred Unit shall not be treated as separate, and shall be treated as indivisible from, such Series A Preferred Unit for purposes of all Transfers, exchanges, redemptions, repurchases and acquisitions of Series A Preferred Units hereunder, and any such Transfers, exchanges, redemptions, repurchases and acquisitions of Series A PIK Units shall be pro rata among such Series A PIK Units and the Series A Preferred Units to which such Series A PIK Units relate. For any Quarter ending after the Series A Initial Distribution Period, all Series A Quarterly Distributions in respect of each Series A Preferred Unit shall be paid in cash. If, during the Series A Initial Distribution Period, the General Partner elects to pay all or a portion of a Series A Quarterly Distribution in respect of a Series A Preferred Unit in Series A PIK Units, the General Partner shall provide notice thereof to the Series A Preferred Unitholders at least ten (10) days prior to the Series A Distribution Payment Date therefor and the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (x) the Series A Distribution Amount payable in respect of such Series A Quarterly Distribution to be paid in Series A PIK Units, divided by (y) the Series A Issue Price; provided, that, with respect to each Quarter with respect to which the Partnership elects (or is deemed to have elected) to pay any Series A Quarterly Distributions in the form of Series A PIK Units, such Series A PIK Units will be allocated pro rata among the Series A Preferred Unitholders in accordance with their respective Series A Preferred Unit Percentage Interests. Each Series A Quarterly Distribution shall be due and payable quarterly no later than the forty-fifth (45th) day following the end of the applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). Notwithstanding the foregoing, the Series A Distribution Amount for the Quarter in which the Series A Issue Date occurs shall be prorated for such period, commencing on the Series A Issue Date and ending on, and including the last day of such Quarter.

(ii) When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 4.01(b), the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 4.01(b)(i) on the applicable Series A Distribution Payment Date (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall issue such Series A PIK Units by making a notation in book-entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(iii) The aggregate Series A Distribution Amount (excluding any portion paid in kind) to be so distributed in respect of the Series A Preferred Units outstanding as of the Record Date for a Series A Quarterly Distribution shall be paid out of Available Cash with respect to the applicable Quarter prior to making any other distribution (whether of Available Cash or other property). To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Preferred Unitholders pro rata in accordance with their Series A Preferred Unit Percentage Interests and the balance of such Series A Quarterly Distribution shall be deemed unpaid.

(iv) In the event of Series A Unpaid Distributions, then from and after the first date of the occurrence of such Series A Unpaid Distributions and continuing until such Series A Unpaid Distributions are cured by payment in full in cash of all such arrearages, such Series A Unpaid Distributions, unless and until paid, will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which the first such payment is due until all such Series A Unpaid Distributions are paid in full in cash.

(v) Until such time as all Series A Unpaid Distributions are paid in full in cash or if, for any Quarter, the Partnership has paid a Series A Quarterly Distribution in whole or in part in Series A PIK Units for such Quarter or has failed to make any Tax Advances for such Quarter in accordance with Section 4.01(d), the Partnership shall not be permitted to, and shall not, declare or make, any cash Distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full in cash the Series A Distribution Amount of any Series A Quarterly Distribution when due or first paid a Series A Quarterly Distribution in whole or in part in Series A PIK Units, as applicable); provided, that, the Partnership may at any time pay Distributions on Series A Junior Securities to the extent such Distribution is payable solely in Series A Junior Securities.

(c) Common Distributions. Subject to Section 6.01(e), and only to the extent permitted by Section 4.01(b)(v), Distributions may be made to the Common Unitholders as of the close of business on the applicable Record Date on a pro rata basis in accordance with each Common Unitholder’s Common Unit Percentage Interest as of the close of business on such Record Date.

(d) Tax Distributions and Tax Advances. With respect to any Taxable Year (or portion thereof) ending after the date hereof:

(i) The Partnership shall make Distributions to all Common Unitholders pro rata, in accordance with each Common Unitholder’s Common Unit Percentage Interest, on a quarterly basis and in such amounts as necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

(ii) If a Partner (other than the Corporation) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the cumulative amount of cash distributed under Sections 4.01(a), 4.01(b), 4.01(c) and 4.01(d)(i), any guaranteed payments made hereunder, and any Tax Advances (as defined below), without duplication, remitted to such Partner through such date, the Partnership shall, to the extent permitted by applicable Law, and subject to the availability of funds and any restrictions contained in any agreement to which the Partnership or any of its Subsidiaries is bound, make advances to such Partner in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Partner pursuant to Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d)(i) and 14.02(c), and any guaranteed payments made hereunder, without duplication. Notwithstanding the foregoing, such Partner may choose to decline any Tax Advance payable to such Partner pursuant to this Section 4.01(d)(ii). If there is a Tax Advance outstanding with respect to a Partner who (A) participates in a Common Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation pursuant to Section 11.03) or (B) Transfers Common Units pursuant to the provisions of Article X, then in each case such Partner shall indemnify and hold harmless the Partnership against such Tax Advance, and shall be required to promptly pay to the Partnership (but in all events within fifteen (15) days after the date of the applicable Common Redemption or Transfer, as the case may be) an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Common Redemption or Transfer (determined at the time of such Common Redemption or Transfer based on the number of Units subject to such Common Redemption or Transfer as compared to the total number of Common Units held by such Partner); provided, that, in the case of a Transfer described in clause (B), such Partner shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Transfer, if the transferee agrees to assume the Partner’s obligation to repay to the Partnership such amount equal to the proportionate share of the Partner’s existing Tax Advance relating to such Common Units subject to the Transfer, and such Partner shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Common Units subject to the Transfer. The obligations of each Partner pursuant to the preceding sentence shall survive the withdrawal of any Partner or the transfer of any Partner’s Units in the Partnership and shall apply to any current or former Partner. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

(iii) At each Tax Advance Date, the Partnership shall provide to each Series A Preferred Unitholder a computation of such Series A Preferred Unitholder’s Assumed Tax Liability (including in the event that such Assumed Tax Liability is zero), together with supporting work papers or other materials providing reasonable detail with respect to such computation.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Existing Credit Agreement or any other Credit Agreement or other debt financing of the Partnership or its Subsidiaries that is, in each case, effected after the Effective Time in accordance with the terms of this Agreement, including Section 6.01(e).

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts. The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners in such a manner that, after adjusting for all Capital Contributions and Distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Partner, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Partner would receive pursuant to Section 14.02(d) if all of the assets of the Partnership on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d) (for this purpose, ignoring clause (a)(i) of the definition of Series A Redemption Price), to the Partners, minus (b) such Partner’s share of the Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the General Partner shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Partnership among) the Common Unitholders such that, to the maximum extent possible, the Capital Accounts of the Common Unitholders are proportionate to their Common Unit Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners in accordance with each Partner’s interest in the Partnership as determined by the General Partner in its reasonable discretion. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Partner would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their respective interests in the Partnership as determined by the General Partner in its reasonable discretion.

(e) Profits and Losses described in clause (e) of the definition of Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) that they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that the foregoing will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Partnership Minimum Gain, or in Partner Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Partners, the Partners may, if they do not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

(g) Notwithstanding any other provision of this Agreement, Profits (and if necessary items of gross income or gain) for any Taxable Year or other Fiscal Period shall be allocated to each Series A Preferred Unitholder up to the amount of any Series A Quarterly Distribution that is paid in cash, and any such Distribution shall not be treated, for U.S. federal income tax purposes, as a guaranteed payment for the use of capital pursuant to Section 707(c) of the Code.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using the “traditional method”, as described in Treasury Regulations Section 1.704-3(b).

(c) If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the “traditional method”, as described in Treasury Regulations Section 1.704-3(b).

(d) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(e) Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(f) For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its interest in the Partnership as determined by the General Partner in its reasonable discretion.

(g) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from Distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations pursuant to the Revised

Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Partnership on behalf of any Partner based upon such Partner’s status as an employee of the Partnership), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the Distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income or cash from such indemnity shall not be allocated to or distributed to the Partner paying such indemnity. Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of General Partner.

(a) Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full Control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b) The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section

6.06), the salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. The General Partner may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

(c) The General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of U.S. federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of U.S. federal income tax, except as required by Law.

(e) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall, on behalf of the Partnership, and the Partnership shall not, in each case, either directly or indirectly, without the prior approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage, take any of the following actions:

(i) amend, alter, modify or repeal the Certificate or this Agreement (including in connection with any merger or consolidation or any of the transactions contemplated by Section 11.01) in any manner that is adverse to any of the rights, preferences or privileges of the Series A Preferred Units; provided that an amendment to this Agreement to provide for the issuance of Series A Junior Securities pursuant to any stock incentive plans of the Corporation and that does not otherwise alter, change or affect any express rights, preferences or privileges of the Series A Preferred Unitholders shall be deemed not adverse to the rights, preferences or privileges of the Series A Preferred Units;

(ii) convert the Partnership into a corporation, or take any other action resulting in the Partnership being treated as a corporation for federal income tax purposes;

(iii) issue any additional Series A Preferred Units or any Series A Parity Securities or Series A Senior Securities or any securities convertible into or evidencing the right to purchase any Series A Parity Securities or Series A Senior Securities (other than Series A PIK Units);

(iv) permit any Subsidiary of the Partnership to issue any equity interests (other than equity interests issued to the Partnership or a wholly-owned Subsidiary of the Partnership);

(v) (A) (1) on or prior to the earlier of (x) the last day of the Quarter in which the Initial Period expires and (y) March 31, 2020, incur any Indebtedness or permit any Subsidiary of the Partnership to incur any Indebtedness that would not be permitted to be incurred under the terms of the Existing Credit Agreement; provided that the Partnership may incur additional pari passu revolving credit facility Indebtedness in accordance with the terms of the Credit Agreement, and (2) at any time thereafter, incur any Indebtedness or permit any Subsidiary of the Partnership to incur any Indebtedness that would cause the Partnership’s Total Leverage Ratio to exceed (x) 5.25x on a pro forma basis for such incurrence or (y) 5.5x on a pro forma basis for such incurrence during any Acquisition Period (as such term is defined in the Existing Credit Agreement) or (B) otherwise incur any Indebtedness in respect of which APA or any of its Affiliates (other than the Partnership and its Subsidiaries) is a lender, other than (with respect to this clause (B)) Indebtedness the proceeds of which are used to redeem one hundred percent (100%) of the outstanding Series A Preferred Units in cash and other Indebtedness so long as, subject to the remainder of this Section 6.01(e)(v), (1) the aggregate principal amount thereof does not exceed $50 million at any time, (2) such Indebtedness does not provide for payments of interest, fees and other non-principal amounts greater than the lesser of (x) ten percent (10%) of the outstanding principal amount in the aggregate per year and (y) such amount as would be obtainable in an arms’-length transaction, (3) such Indebtedness is otherwise on arms’-length terms or terms more favorable, in the aggregate, to the Partnership and its Subsidiaries and (4) solely in the event that the Partnership seeking repayment of such Indebtedness in cash would prevent the Partnership from being able to redeem each Series A Preferred Unit in full in cash at the Series A Redemption Price as a result of insufficient cash of the Partnership at such time, such Indebtedness automatically converts immediately prior to such redemption into Series A Preferred Units or other Equity Securities junior in all respects to the Series A Preferred Units;

(vi) sell, exchange or otherwise dispose of any interest in any Existing Pipeline Joint Venture unless (A) the proceeds therefrom are in cash, (B) one hundred percent (100%) of such proceeds are used to offer to redeem outstanding Series A Preferred Units, applying the procedures of Section 11.04(d), and (C) such sale, exchange or other disposition and redemption of Series A Preferred Units do not violate the terms of the Credit Agreement;

(vii) permit the Partnership or any Subsidiary thereof to exercise any right to vote in favor of, or waive any of its voting or other rights with respect to, the incurrence of Indebtedness by any Existing Pipeline Joint Venture;

(viii) declare or pay any dividend or Distributions on, or redeem or repurchase (including pursuant to any of the transactions contemplated by Section 11.01), any Series A Junior Securities other than the following Distributions, redemptions or repurchases to the extent solely attributable to Cash from Ordinary Course Operations and otherwise permitted pursuant to the terms of the Existing Credit Agreement (provided that the “Total Leverage Ratio” used to test leverage ratios will be based on the Total Leverage Ratio defined in this Agreement):

(A) Distributions, redemptions or repurchases occurring prior to the fifth (5th) anniversary of the Series A Issue Date up to an amount not to exceed $650 million in the aggregate for such period;

(B) Distributions, redemptions or repurchases (1) occurring on or after the fourth (4th) anniversary of the Series A Issue Date but prior to the fifth (5th) anniversary of the Series A Issue Date that are made at such time when the Total Leverage Ratio of the Partnership is less than or equal to 4.5x or (2) occurring on or after the fifth (5th) anniversary of the Series A Issue Date that are made at such time when the Total Leverage Ratio of the Partnership is less than or equal to 4.0x (in the case of each of clauses (1) and (2), after giving pro forma effect to such Distribution, redemption or repurchase), with the definition of “Total Leverage Ratio” being modified solely for purposes of this paragraph to mean: “as of the date of determination, the ratio of (a) the sum of (i) the consolidated Indebtedness of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries (as defined in the Existing Credit Agreement)) plus (ii) the aggregate Series A Investment Amount in respect of all outstanding Series A Preferred Units, and in the case of (i) and (ii), on the date of such calculation to (b) EBITDA of the Partnership and its Subsidiaries (other than Unrestricted Subsidiaries (as defined in the Existing Credit Agreement)) for the twelve (12) months ending immediately before such date”; and

(C) Distributions on Series A Junior Securities paid in-kind in Series A Junior Securities;

(ix) enter into any agreement that expressly prohibits the declaration or payment of dividends or Distributions on, or redemptions or repurchases of, the Series A Preferred Units, other than entry into any agreement providing for Indebtedness to the extent permitted by the terms of the Credit Agreement and the other terms and conditions of this Agreement;

(x) take any action to (A) liquidate or dissolve the Partnership outside of a bankruptcy proceeding unless, in connection with such transaction, each Series A Preferred Unit outstanding is redeemed in full in cash at the Series A Redemption Price for such Series A Preferred Unit or (B) commence or consent to any bankruptcy or other similar proceeding (excluding, for avoidance of doubt, any proceeding referenced in preceding clause (A)) unless the Series A Preferred Units are redeemed in full in cash at the Series A Redemption Price prior to commencing such transaction;

(xi) enter into any agreement to effect a Series A Change of Control unless the Partnership would have sufficient funds to redeem the Series A Preferred Units upon consummation thereof, it being understood that the foregoing shall not limit the rights of the Series A Preferred Unitholders under Section 11.04(c) with respect to such Series A Change of Control;

(xii) amend this Agreement to change the Series A Purpose or pursue any activities not related to the Series A Purpose or otherwise enter into or invest in any line of business not related to the Series A Purpose;

(xiii) enter into, amend or terminate any agreement, or engage in any other transaction or series of related transactions, in each case, involving the Partnership or any of its Subsidiaries, on the one hand, and any Affiliate of the Partnership that is not Controlled by the Partnership (other than the General Partner) or any Limited Partner or any Affiliate of such Limited Partner, on the other hand, unless such action (A) is not required to be approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures or (B) is approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures;

(xiv) permit any of the Subsidiaries of the Partnership to effect any of the foregoing; or

(xv) enter into any agreement or otherwise commit to do any of the foregoing.

In addition to the matters expressly set forth in the preceding clauses of this Section 6.01(e), each other matter that expressly requires approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage pursuant to this Agreement shall not be undertaken by the General Partner, any Officer authorized by the General Partner on behalf of the Partnership or the Partnership, in each case, either directly or indirectly, without such approval, as applicable. The Series A Preferred Units shall not have the right to vote together with the Common Units or on any matter that is submitted to the Limited Partners for approval.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.03 Transfer and Withdrawal of General Partner.

(a) The General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may in good faith, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b) Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Common Unitholders to such substitution, which consent may be given or withheld, or made subject to such conditions as each Common Unitholder deems appropriate in its sole discretion.

Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner; provided, that such contracts and dealings are on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length or are approved by the Common Unitholders holding a majority of the Common Units (excluding Common Units held by the General Partner and its Controlled Affiliates) then outstanding, the Series A Preferred Unitholders representing the Series A Required Voting Percentage then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Class A Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner will inure to the benefit of the Partnership and all Limited Partners. Therefore, the General Partner and the Corporation shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (a) shares of Class A Common Stock are sold to underwriters in any public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) and (b) the proceeds from such public offering are used to fund the Cash Settlement for any Common Redeemed Units or otherwise contributed to the Partnership, the Partnership shall reimburse the Corporation for such Discount by treating such Discount as an additional Capital Contribution made by the Corporation to the Partnership, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Corporation’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership and allocable to the Common Unitholders to the extent permitted by Section 5.02, and, if and to the extent any reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as Distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.06 Delegation of Authority. The General Partner (a) may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Partnership shall be fixed from time to time by the General Partner, subject to the other provisions in this Agreement.

Section 6.07 Limitation of Liability of the General Partner.

(a) Except as otherwise provided herein (including Section 6.10) or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by the General Partner or its Affiliates contained herein or in the other agreements with the Partnership. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, subject to Section 6.10, shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and, Section 6.10, any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b) Subject to Section 6.10, whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Subject to Section 6.10, whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d) Subject to Section 6.10, whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09 Activities of the Corporation and the General Partner.

(a) The Corporation and the General Partner shall not, and the Corporation shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as appropriate; provided, further, that the Corporation may, with approval of Series A Preferred Unitholders representing a majority of the outstanding Series A Preferred Units (excluding any Series A Preferred Units held by APA, the Corporation, the Contributor, the General Partner and any of their respective Controlled Affiliates), from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Subject to Section 6.01(e), nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

(b) The Corporation shall not amend, alter, modify or repeal the Corporation Related Party Transaction Policy and Procedures without the prior written consent of Series A Preferred Unitholders holding a majority of the outstanding Series A Preferred Units (excluding any Series A Preferred Units held by APA, the Corporation, the Contributor, the General Partner and any of their respective Controlled Affiliates).

(c) At any time during which both (i) Series A Preferred Units having an aggregate Series A Issue Price of at least $100 million are outstanding and (ii) Magnetar Financial LLC, CALTM Holdings, LLC or their respective Affiliates continue to own an aggregate of at least fifty percent (50%) of the outstanding Series A Preferred Units, such Series A Preferred Unitholders shall have the right to designate from time to time to the Corporate Board one (1) observer who is not an officer, employee or Affiliate of a Competitor (the “Board Observer”). The initial Board Observer shall be designated by Magnetar Financial LLC in its sole discretion; provided that, after such appointment by Magnetar Financial LLC, such initial Board Observer may be removed or replaced at any time after the Effective Time by the approval of a majority of the outstanding Series A Preferred Units held by Magnetar Financial LLC, CALTM Holdings, LLC and their respective Affiliates and notice of the same to the Corporation. The Board Observer shall be permitted to attend each meeting of the Corporate Board and of the conflicts committee of the Corporate Board (but excluding meetings of any other committees of the Corporate Board) in a non-voting observer capacity on behalf of the Series A Preferred Unitholders and may, at its sole cost and expense, attend any such meeting of the conflicts committee of the Corporate Board with legal counsel to the extent such meeting will (or is expected to) cover any matter that is, or could reasonably be expected to be, material to the Series A Preferred Unitholders. The Board Observer shall be permitted to discuss the information presented at any meeting of the Corporate Board or conflicts committee thereof, and in the event any materials presented to the Corporate Board or conflicts committee are permitted to be removed from such meeting, to share such materials, with the Series A Preferred Unitholders in accordance with, and subject to, this Agreement. Such Board Observer’s attendance at any meeting of the Corporate Board in his or her capacity as such shall be conditioned upon the execution and delivery to the Corporation by such Board Observer of a confidentiality agreement in the form attached hereto as Exhibit B. With respect to matters relayed by the Board Observer to the Series A Preferred Unitholders, the Series A Preferred Unitholders shall be subject to the confidentiality provisions set forth in Section 16.02. Each of Magnetar Financial LLC and CALTM Holdings, LLC shall be severally, but not jointly, responsible for the failure of any Board Observer that is Affiliated with or otherwise a Representative nominated by such Person to at all times maintain the confidentiality of any confidential information related to APA, the Corporation, or any of their respective Subsidiaries received by such Board Observer in his or her capacity as the Board Observer in accordance with such obligation of confidentiality. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the chairperson of any meeting of the Corporate Board or conflicts committee thereof may exclude the Board Observer from access to any materials or meeting or portion thereof, to the extent such materials or meeting or portion thereof directly relates to a matter that, (i) in the advice of the Corporation’s outside counsel, could reasonably be expected to result in the loss of attorney-client privilege or a conflict of interest with the Corporation, or (ii) in the sole discretion of such chairperson, constitutes sensitive or proprietary information regarding existing or potential businesses, properties, or business opportunities of APA, the Corporation, or any of their respective Subsidiaries, to the extent not required to be approved by the conflicts committee of the Corporate Board pursuant to the Corporation Related Party Transaction Policy and Procedures; provided that such exclusion shall be limited to the portion of such materials or meeting that is the basis for such exclusion.

Section 6.10 Standard of Care. The General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

Section 6.11 Certain Compliance Matters. The Partnership shall maintain in effect policies and procedures designed to achieve compliance by the Partnership, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. The Partnership and each of its Subsidiaries shall comply with all applicable Anti-Corruption Laws and Sanctions in all material respects.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation, or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided, that, in the case of the General Partner, this sentence shall not in any manner limit the liability of the General Partner to the Partnership or any Partner (other than the General Partner) attributable to a breach by the General Partner of any obligations of the General Partner under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d) Subject to the terms of Section 7.01(e), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(e) Subject to the terms of Section 6.09 and Section 7.01(d), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.01 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful; provided, further, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any proceeding among Partners. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner or otherwise.

(c) The Partnership shall maintain, or cause to be maintained, directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a), whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04; provided, however, that the Partnership’s inability to obtain, directly or indirectly, such insurance shall in no way limit or waive its obligations pursuant to this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain, or cause to be purchased and maintained, property and casualty insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Partnership agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Partnership who served as a director of the Partnership or as a Partner of the Partnership by virtue of such Person’s service as a member, director, partner or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Partnership pursuant to this Section 7.04, which shall be provided out of and to the extent of Partnership assets only. No Partner (unless such Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership. The Partnership (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (c) below:

(a) Except with respect to the matters requiring approval of Series A Preferred Unitholders representing the Series A Required Voting Percentage, acts by the Limited Partners holding a majority of the outstanding Common Units shall be the acts of the Limited Partners.

(b) Any Limited Partner entitled to vote at a meeting of Limited Partners or consent to an action of the General Partner may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Limited Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(b). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(c) The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated Representatives to visit and inspect (a) the books and records of the Partnership, including its partner ledger and a list of its Partners and (b) the books and records of its Subsidiaries. Additionally, to the extent the Partnership is permitted, pursuant to the governing documents of a Pipeline Joint Venture, to allow its Partners to visit and inspect the books and records of such Pipeline Joint Venture, upon the written request of a Series A Preferred Unitholder that at such time holds (together with its Affiliates) Series A Preferred Units having an aggregate Series A Issue Price of at least $100 million, the General Partner shall cause the Partnership to permit such Series A Preferred Unitholder and up to two (2) of its designated Representatives to accompany the Representatives of the Partnership on a visit and inspection of such Pipeline Joint Venture; provided that such Series A Preferred Unitholder may not so visit and inspect a Pipeline Joint Venture more than once a year. Each such Series A Preferred Unitholder and its designated Representatives shall execute any confidentiality or similar agreements required by the Partnership or the applicable Pipeline Joint Venture in connection with such visit and inspection. The Partners have no other inspection rights with respect to any Pipeline Joint Venture unless otherwise agreed to by the General Partner.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting; Other Partnership Information. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith. Without limiting the foregoing, as long as there are Series A Preferred Units outstanding, the General Partner shall cause the Partnership to deliver (or cause to be delivered) to each Series A Preferred Unitholder the following information, unless such Series A Preferred Unitholder provides the General Partner with notice to the contrary:

(i) within ninety (90) calendar days after the end of each fiscal year of the Partnership or the Corporation, as applicable, at the election of the Partnership in respect of any particular fiscal year, either (A) a copy of the audited annual report for such fiscal year for the Partnership and its Subsidiaries, including therein consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by the Partnership or (B) both (1) a copy of the audited annual report for such fiscal year for the Corporation and its Subsidiaries, including therein consolidated balance sheets of the Corporation and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Corporation and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by the Corporation (“Corporation Annual Financials”) and (2) unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such fiscal year (“Partnership Unaudited Annual Financials”); provided, however, that with respect to Partnership Unaudited Annual Financials, the Partnership shall provide, within thirty (30) days after receipt of a written request of Series A Preferred Unitholders representing the Series A Required Voting Percentage, a report reconciling all material items between the Corporation Annual Financials and the Partnership Unaudited Annual Financials;

(ii) within forty five (45) calendar days after the end of each of the first three (3) Quarters of each fiscal year of the Partnership commencing with the Quarter ending June 30, 2019, unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Quarter and consolidated statements of earnings and cash flow of the Partnership and its Subsidiaries for such Quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such Quarter;

(iii) reasonably promptly upon written request of such Series A Preferred Unitholder, if the Corporation is no longer subject to the reporting requirements of the Exchange Act, the information with respect to the Corporation specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act;

(iv) a copy of any budgets of the Partnership and its Subsidiaries (and any formal updates thereto) promptly following the approval thereof by the General Partner;

(v) within ten (10) days following the end of each Quarter, a statement detailing the total number of Series A Preferred Units outstanding (including the number of which are Series A PIK Units), the amount of Series A Unpaid Distributions for each such Series A Preferred Unit and the Series A Distribution Amount as of such time;

(vi) within ten (10) days following the occurrence of any event directly concerning the Partnership or its Subsidiaries or within ten (10) days following the discovery by the Partnership of any event directly concerning any of the Pipeline Joint Ventures, in each case, that the General Partner determines in good faith is materially adverse to the Partnership, written notice of the occurrence of such event and a description thereof;

(vii) reasonably promptly upon written request of such Series A Preferred Unitholder, a current list of the name and last known business, residence or mailing address of each Partner;

(viii) reasonably promptly upon written request of such Series A Preferred Unitholder, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(ix) as promptly as practicable upon availability, copies of any compliance certificate or notice of an event of default delivered pursuant to the Credit Agreement; and

(x) quarterly in-person, or by telephonic or web conference, meetings between the Series A Preferred Unitholders and their respective Affiliates, on the one hand, and management of the Corporation, the Partnership and their Affiliates, on the other hand, to discuss the principal operating results, financial condition and forecast and operational activities of the Partnership and its Subsidiaries.

Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided, that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. Contributor shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership. At the reasonable request of the Contributor, each Series A Preferred Unitholder shall provide to the Partnership (a) a schedule setting forth a reasonable estimate, based on the information in the possession of, or reasonably available to, such Series A Preferred Unitholder or its Affiliates, of the percentage, if any, of the direct and indirect partners, members or owners of Series A Preferred Units that are Tax-Exempt Partners in the current (or other) Taxable Year and (b) any other information reasonably necessary for the preparation and filing of the Partnership’s tax returns, in each case, provided that such information is in the possession of, or reasonably available to, the Series A Preferred Unitholder. Contributor shall use reasonable efforts to cause the Partnership to send to each Person who was a Partner at any time during a Taxable Year, a completed IRS Schedule K-1 within one hundred and eighty (180) days following the end of such Taxable Year. Contributor also shall timely provide each Partner all other information reasonably requested by a Partner and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns. In addition, Contributor shall cause the Partnership to use commercially reasonable efforts to provide (a) each Person that was a Series A Preferred Unitholder at any time during a Taxable Year with a good faith estimate of the amounts to be included on such Person’s IRS Schedule K-1 for such Taxable Year within forty-five (45) days following the end of such Taxable Year, and (b) each other Person that was a Partner at any time during a Taxable Year with a good faith estimate of the amounts to be included on such Person’s IRS Schedule K-1 for such Taxable Year within sixty (60) days following the end of such Taxable Year. Subject to the terms and conditions of this Agreement, Contributor shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion. Notwithstanding the foregoing, Contributor shall consult in good faith with the Series A Preferred Representative prior to changing any accounting method or making any tax election that would reasonably be expected to have a disproportionate adverse impact on the Series A Preferred Unitholders. Further, if the impact of such change or election on the Series A Preferred Unitholders also is material, the Series A Preferred Representative shall seek the consent of the Series A Preferred Unitholders representing the Series A Required Voting Percentage (such consent not to be unreasonably withheld, conditioned or delayed), and the Contributor shall not make such change or election prior to notification by the Series A Preferred Representative that such consent was obtained.

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, and shall not thereafter revoke such election at any time. In addition, the Partnership (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Partnership’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Partner (the “Reporting Partner”) and (b) the Partnership to participate in the filing of a Texas margin tax combined group report, the Partners agree that the Partnership shall be responsible for the Partnership’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership (the “Allocable Margin Tax Liability”). The Partnership’s Allocable Margin Tax Liability shall be equal to (i) the Partnership’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Partnership’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided, that the Partnership shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Partnership’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

Section 9.04 Tax Controversies. Contributor shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Section 6223 of the Code (Contributor, in such capacity, the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Partnership Representative shall use reasonable efforts to (a) notify each of the other Partners upon receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities and (b) keep all Partners informed of material developments with respect to any contacts by or discussions with the tax authorities regarding such tax examination. Notwithstanding the foregoing, the Partnership Representative shall consult in good faith with the Series A Preferred Representative prior to taking any action (including the settlement or compromise of any examination or resulting administrative or juridical proceeding) pursuant to this Section 9.04 that would reasonably be expected to have a disproportionate adverse impact on the Series A Preferred Unitholders. Further, if the impact of such action on the Series A Preferred Unitholders also is material, the Series A Preferred Representative shall seek the consent of the Series A Preferred Unitholders representing the Series A Required Voting Percentage (such consent not to be unreasonably withheld, conditioned or delayed), and the Partnership Representative shall not take any such action prior to notification by the Series A Preferred Representative that such consent was obtained; provided, that the Series A Preferred Unitholders will indemnify and hold harmless the Partnership against any additional costs and expenses (including any interest, penalties or additions to tax) borne by the Partnership after the date of the notice of final partnership adjustment in connection with the related tax examination, audit or similar proceeding as a result of the Series A Preferred Representative’s failure to obtain the required consent.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers of Common Units.

(a) No holder of Common Units may Transfer any interest in any Common Units, except Transfers (a) pursuant to and in accordance with Section 10.04 or (b) approved in writing by the General Partner. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Limited Partner under applicable state law (or, in the case of a trust that is a Limited Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner). Notwithstanding the foregoing, this Section 10.01 shall not apply to any Common Redemption or Direct Exchange pursuant to Article XI.

(b) The restrictions contained in this Section 10.01 shall not apply to any Transfer of Common Units (each, a “Permitted Transfer”) (i) by a Limited Partner to an Affiliate of such Limited Partner, (ii) by Contributor to the direct or indirect holders of equity interests in Contributor, (iii) by any transferee pursuant to clause (ii) of this sentence to any Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee or (iv) pursuant to a Common Redemption or Direct Exchange in accordance with Article XI; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Common Units and (B) in the case of the foregoing clauses (i), (ii) and (iii), the transferees of the Common Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Common Redemption or Direct Exchange) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.01, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Common Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s Common Units that were transferred in such Common Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.02 Transfers and Drag of Series A Preferred Units.

(a) Subject to the restrictions set forth in this Section 10.02(a), clauses (iii) and (iv) of Section 10.02(b), Section 10.04 and Section 10.07(b) and compliance with applicable securities laws, following the first (1st) anniversary of the Series A Issue Date, holders of Series A Preferred Units may Transfer Series A Preferred Units in accordance with Section 10.04 and Section 10.07(b); provided, that, with respect to any such Transfer prior to the fifth (5th) anniversary of the Series A Issue Date other than a Series A Preferred Unitholder Permitted Transfer, the Transfer must involve Series A Preferred Units having an aggregate Series A Issue Price of at least $10 million (or a lesser amount of Series A Preferred Units if such Transfer (i) constitutes all the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner in its sole discretion).

(b) Without the prior written consent of the General Partner, which may be withheld in its sole discretion, no Series A Preferred Unitholder shall (i) prior to the first (1st) anniversary of the Series A Issue Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (ii) prior to the third (3rd) anniversary of the Series A Issue Date, directly or indirectly engage in any put or call options or short sales of any equity securities of the Corporation (including the Class A Common Stock) or the Partnership, (iii) for so long as no Series A Restricted Action has occurred and has not been cured by a Series A Remediation and except for any transfer to another Series A Preferred Unitholder, transfer any Series A Preferred Units to any Competitor, (iv) effect a direct Transfer of any Series A Preferred Units to any Person (A) other than a United States Person or (B) that is disregarded as separate from its owner for U.S. federal income tax purposes, unless the regarded owner is a United States Person, including, in each case, by means of any swap or other transaction or arrangement that directly Transfers or that is designed to, or that might reasonably be expected to, result in the direct Transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series A Preferred Units, or (v) effect any Transfer of Series A Preferred Units in a manner that violates the terms of this Agreement; provided, that this Section 10.02(b) shall not restrict (i) any Series A Preferred Unitholder Permitted Transfer that complies with subclauses (iii), (iv) and (v) above or (ii) any Transfer of Series A Preferred Units made pursuant to an effective registration statement filed pursuant to Section 11.06(c). Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 10.02(b) shall agree to the restrictions set forth in this Section 10.02(b). For the avoidance of doubt, this Section 10.02 shall not restrict or prohibit any redemptions, conversions or exchanges made pursuant to and in accordance with Article XI.

(c) Prior to any Transfer of Series A Preferred Units to a Competitor following a Series A Restricted Action, the Series A Preferred Unitholder proposing to make such Transfer shall give the Partnership sixty (60) days’ notice of the anticipated date of such Transfer to give the Partnership the opportunity to cause a Series A Remediation, it being understood that there is no requirement for such Series A Preferred Unitholder to have an agreement or understanding to effect such Transfer prior to delivering its notice hereunder. Any Transfer to a Competitor not made in compliance with this Section 10.02(c) shall be void ab initio.

(d) Notwithstanding anything herein to the contrary, in the event that at any time from and after the fifth (5th) anniversary of the Series A Issue Date, the Partnership, the Corporation, APA or any of their respective Affiliates offers to redeem, repurchase or otherwise acquire from the Series A Preferred Unitholders all of the Series A Preferred Units outstanding as of such time for an amount per Series A Preferred Unit that is less than the Series A Redemption Price for such Series A Preferred Unit (the “Series A Preferred Unit Drag Price”) and the Series A Preferred Unitholders holding Series A Preferred Units constituting at least eighty percent (80%) of the then-outstanding Series A Preferred Units (it being understood that the eighty percent (80%) of Series A Preferred Units required to accept such offer shall exclude any Series A Preferred Units held by APA, the Corporation, the Contributor, the General Partner and any of their respective Controlled Affiliates) accept such offer from the Partnership, the Corporation, APA or such Affiliate thereof, as applicable, then such Series A Preferred Unitholders holding Series A Preferred Units constituting at least eighty percent (80%) of the then-outstanding Series A Preferred Units may, by providing written notice to the other Series A Preferred Unitholders (the “Series A Preferred Unit Drag Notice”), elect to cause all Series A Preferred Unitholders to participate in such redemption, repurchase or acquisition of Series A Preferred Units by the Partnership for such Series A Preferred Unit Drag Price (the “Series A Preferred Unit Drag Transaction”), it being understood that the Series A Preferred Units held by such Series A Preferred Unitholders shall be so redeemed, repurchased or acquired, as applicable, pro rata in accordance with the Series A Preferred Unit Percentage Interests of the Series A Preferred Unitholders. Each such Series A Preferred Unit Drag Notice shall set forth (i) the number of Series A Preferred Units subject to the Series A Preferred Unit Drag Transaction, (ii) the Series A Preferred Unit Drag Price for each Series A Preferred Unit subject to the Series A Preferred Unit Drag Transaction; (iii) the proposed date of consummation of such Series A Preferred Unit Drag Transaction and (iv) copies of all proposed transaction documents relating to such Series A Preferred Unit Drag Transaction. Upon receipt of a Series A Preferred Unit Drag Notice delivered in accordance with this Section 10.02(d), each Series A Preferred Unitholder shall take all actions as may be reasonably necessary to consummate such Series A Preferred Unit Drag Transaction by the date for consummation of such Series A Preferred Unit Drag Transaction as set forth in the Series A Preferred Unit Drag Notice therefor.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTUS MIDSTREAM LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ALTUS MIDSTREAM LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY ALTUS MIDSTREAM LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (a) in connection with a Common Redemption in accordance with Article XI or (b) an indirect Transfer), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (i) shall be void and (ii) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest and (b) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Limited Partner, shall not be entitled to vote on any matters coming before the Limited Partners and shall not have any other rights in or with respect to any rights of a Limited Partner of the Partnership. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01, Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Partnership to registration as an investment company under the Investment Company Act;

(iii) in the reasonable and good faith determination of the General Partner be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party; provided, that the payee or creditor to whom the Partnership or the General Partner owes such obligation is not an Affiliate of the Partnership or the General Partner;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority age under applicable Law (excluding trusts for the benefit of minors); and

(v) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

REDEMPTION, CONVERSION AND EXCHANGE RIGHTS; OTHER PROTECTIVE

PROVISIONS

Section 11.01 Redemption Right of a Common Unitholder.

(a) Subject to compliance with Section 6.01(e)(viii), each Common Unitholder (other than the Corporation) shall be entitled to cause the Partnership to redeem (a “Common Redemption”) all or any portion of its Common Units (the “Common Redemption Right”) at any time. A Common Unitholder desiring to exercise its Common Redemption Right (the “Common Redeemed Partner”) shall exercise such right by giving written notice (the “Common Redemption Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Common Redemption Notice, the “Common Redemption Notice Date”). The Common Redemption Notice shall specify the number of Common Units (the “Common Redeemed Units”) that the Common Redeemed Partner intends to have the Partnership redeem. The Common Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Common Redemption Notice, unless the Partnership elects to make the redemption payment by means of a Cash Settlement, in which case the Common Redemption shall be completed as promptly as practicable following delivery of the applicable Common Redemption

Notice, but in any event, no more than ten (10) Business Days after delivery of such Common Redemption Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Common Redemption Date”); provided, that the Partnership, the Corporation and the Common Redeemed Partner may change the number of Common Redeemed Units and/or the Common Redemption Date specified in such Common Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that a Common Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Common Redemption. Unless the Common Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Common Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Common Redemption Date (to be effective immediately prior to the close of business on the Common Redemption Date) (i) the Common Redeemed Partner shall transfer and surrender the Common Redeemed Units to the Partnership and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement; (ii) the Partnership shall (x) cancel the Common Redeemed Units, (y) transfer to the Common Redeemed Partner the consideration to which the Common Redeemed Partner is entitled under Section 11.01(b) and (z) if the Common Redeemed Units are certificated, issue to the Common Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Common Redeemed Partner pursuant to clause (i) of this Section 11.01(a) and the Common Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

(b) In exchange for its Common Redeemed Units, a Common Redeemed Partner shall be entitled to receive the Share Settlement or, at the Partnership’s election, the Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Common Redemption Notice, the Partnership shall give written notice (the “Settlement Method Notice”) to the Common Redeemed Partner (with a copy to the Corporation) of its intended settlement method; provided, that if the Partnership does not timely deliver a Settlement Method Notice, the Partnership shall be deemed to have elected the Share Settlement method. The Common Redeemed Partner may retract its Common Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Common Redeemed Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.01 arising from the retracted Common Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Partnership elects a Share Settlement in connection with a Common Redemption, a Common Redeemed Partner shall be entitled, at any time prior to the consummation of a Common Redemption, to revoke its Common Redemption Notice or delay the consummation of a Common Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Common Redeemed Partner at or immediately following the consummation of the Common Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Common Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Common Redeemed Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Common Redemption; (iv) the Corporation shall have disclosed to such Common Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Common Redeemed Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Common Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Common Redeemed Partner at or immediately following the Common Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Common Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Common Redeemed Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Common Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided, further, that in no event shall the Common Redeemed Partner seeking to delay the consummation of such Common Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Common Redeemed Partner with a basis for such delay or revocation. If a Common Redeemed Partner delays the consummation of a Common Redemption pursuant to this Section 11.01(c), (A) the Common Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Common Redeemed Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.01(b), the Common Redeemed Partner may retract its Common Redemption Notice by giving a Retraction Notice to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second (2nd) Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) The amount of the Share Settlement or the Cash Settlement that a Common Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Common Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Common Redeemed Partner causes the Partnership to redeem Common Redeemed Units and the Common Redemption Date occurs subsequent to the Record Date for any Distribution with respect to the Common Redeemed Units but prior to payment of such Distribution, the Common Redeemed Partner shall be entitled to receive such Distribution with respect to the Common Redeemed Units on the date that it is made notwithstanding that the Common Redeemed Partner transferred and surrendered the Common Redeemed Units to the Partnership prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or Distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Common Redeemed Units, a Common Redeemed Partner shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Common Redeemed Partner would have received if such Common Redemption Right had been exercised and the Common Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(f) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Common Redeemed Partner’s Common Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Partnership the consideration the Common Redeemed Partner is entitled to receive under Section 11.01(b). Unless the Common Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Common Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Common Redemption Date (to be effective immediately prior to the close of business on the Common Redemption Date) (a) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as applicable) required under this Section 11.02, and (b) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Common Redeemed Units surrendered by the Common Redeemed Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such

Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Common Redeemed Units to be redeemed with such Cash Settlement; provided, that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock, and such amounts shall be borne by the Partnership, in each case in accordance with Section 6.05.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Common Redemption Date the exchange of Common Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Common Redeemed Units and such consideration between the Common Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Common Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Common Redeemed Units.

(b) The Corporation may, at any time prior to a Common Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Common Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate a Common Redemption or Direct Exchange on the Common Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate a Common Redemption on the Common Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Common Redeemed Units that would have otherwise been subject to a Common Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Common Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Redemption of Series A Preferred Units.

(a) Redemption at the Partnership’s Election. The Partnership shall be entitled to redeem for cash (a “Series A Redemption”) the Series A Preferred Units at any time in whole or, so long as Series A Preferred Units having an aggregate Series A Issue Price of at least $312,500,000 remain outstanding at the time of such redemption and such redemption is for no fewer than 100,000 Series A Preferred Units, in part pro rata among the Series A Preferred Unitholders in accordance with their respective Series A Preferred Unit Percentage Interests (including any Optional Exchanged Units prior to the applicable Optional Exchange Date). The Partnership shall exercise such right by giving written notice (the “Series A Redemption Notice”) to the Series A Preferred Unitholders (the date of the delivery of such Series A Redemption Notice, the “Series A Redemption Notice Date”). The Series A Redemption Notice shall specify the number of Series A Preferred Units (the “Series A Redeemed Units”) that the Partnership intends to redeem. The Series A Redemption shall be completed on the date that is three (3) Business

Days following delivery of the applicable Series A Redemption Notice (the date of such completion, the “Series A Redemption Date”). On the Series A Redemption Date (to be effective immediately prior to the close of business on the Series A Redemption Date) (i) the Series A Preferred Unitholders shall transfer and surrender their pro rata portion of the Series A Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Series A Redeemed Units and (B) transfer to the Series A Preferred Unitholders cash in an amount equal to the Series A Redemption Price for each Series A Redeemed Unit.

(b) No Redemption at the Series A Preferred Unitholder’s Election. Series A Preferred Unitholders shall not be entitled to cause the Partnership to redeem the Series A Preferred Units, except as set forth in Section 11.04(c) and Section 11.04(d).

(c) Redemption upon a Series A Change of Control or Shin Oak Option Failure. Upon the occurrence of a Series A Change of Control or the occurrence of a Shin Oak Option Failure, each Series A Preferred Unitholder (excluding any Series A Preferred Unitholder that is APA, the Corporation, the Contributor, the General Partner and any of their respective Controlled Affiliates) shall have the right to require the Partnership to redeem for cash (the “COC or Shin Oak Option Failure Redemption Right”) (i) with respect to a Series A Change of Control, all or a portion of such Series A Preferred Unitholder’s Series A Preferred Units and (ii) with respect to a Shin Oak Option Failure, a portion of such Series A Preferred Unitholder’s Series A Preferred Units in an amount not to exceed forty percent (40%) of the Series A Preferred Units of such Series A Preferred Unitholder outstanding as of such time. The Partnership shall deliver to all Series A Preferred Unitholders a written notice (the “COC or Shin Oak Option Failure Notice”) of the occurrence of any Series A Change of Control or the occurrence of a Shin Oak Option Failure, as applicable, (i) with respect to a Series A Change of Control other than a Series A Change of Control described in clauses (c) and (f) of the definition thereof, at least twenty (20) Business Days prior to the consummation of such Series A Change of Control or, if it is impracticable for the Partnership to provide such twenty (20) Business Days’ prior written notice, as soon as reasonably practicable in advance of consummating such Series A Change of Control, (ii) with respect to a Series A Change of Control described in either clause (c) or (f) of the definition thereof, immediately upon the Partnership becoming aware of such Series A Change of Control and (iii) with respect to a Shin Oak Option Failure, immediately upon the occurrence of such Shin Oak Option Failure (or earlier, if reasonably practicable), as applicable, except the failure of the Partnership to deliver such a COC or Shin Oak Option Failure Notice shall not prevent the Series A Preferred Unitholders from exercising their COC or Shin Oak Option Failure Redemption Rights pursuant to the following sentence. Any Series A Preferred Unitholder intending to exercise its COC or Shin Oak Option Failure Redemption Right (a “COC or Shin Oak Option Failure Redeemed Partner”) shall give written notice thereof (the “COC or Shin Oak Option Failure Redemption Notice”) to the Partnership, and if the Partnership delivered a COC or Shin Oak Option Failure Notice to such Series A Preferred Unitholder pursuant to the preceding sentence, such Series A Preferred Unitholder must deliver its COC or Shin Oak Option Failure Redemption Notice within five (5) Business Days of receipt of such COC or Shin Oak Option Failure Notice. The COC or Shin Oak Option Failure Redemption Notice shall, subject to the limitation in clause (ii) of the first sentence of this Section 11.04(c), specify the number of Series A Preferred Units (the “COC or Shin Oak Option Failure Redeemed Units”) that the COC or Shin Oak Option Failure Redeemed Partner intends to cause the Partnership to redeem (the “COC or Shin Oak

Option Failure Redemption”). The COC or Shin Oak Option Failure Redemption shall be completed promptly on the date on which such Series A Preferred Unitholder delivers its COC or Shin Oak Option Failure Redemption Notice for such Series A Change of Control, as applicable, or the immediately following Business Day if such COC or Shin Oak Option Failure is not delivered on a Business Day (the date of such completion, the “COC or Shin Oak Option Failure Redemption Date”). On the COC or Shin Oak Option Failure Redemption Date (to be effective immediately prior to the close of business on the COC or Shin Oak Option Failure Redemption Date) (i) the COC or Shin Oak Option Failure Redeemed Partner shall transfer and surrender its COC or Shin Oak Option Failure Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (x) cancel the COC or Shin Oak Option Failure Redeemed Units and (y) transfer to the COC or Shin Oak Option Failure Redeemed Partner cash in an amount equal to the Series A Redemption Price for each COC or Shin Oak Option Failure Redeemed Unit. For avoidance of doubt, the Partnership may not effect a Series A Change of Control (other than a Series A Change of Control described in either clause (c) or (f) of the definition thereof) unless it has complied with its obligations under this Section 11.04(c).

(d) Certain Asset Dispositions.

(i) In the event of any sale or series of sales of assets, other than a sale of any interests in any Existing Pipeline Joint Venture, resulting in net proceeds to the Partnership or any of its Subsidiaries in excess of $150 million in the immediately preceding twelve (12) month period (such sale or the last sale in such series of sales, a “Material Asset Disposition”), the Partnership shall either (i) offer to redeem, for cash, outstanding Series A Preferred Units (the “Asset Disposition Redemption”) with the aggregate amount of net proceeds from such Asset Disposition (the “Asset Disposition Redemption Amount”) or (ii) use the Asset Disposition Redemption Amount to repay Indebtedness outstanding under the Credit Agreement (an “Asset Disposition Repayment”); provided, that, if the use of the Asset Disposition Redemption Amount to redeem the Series A Preferred Units is not permitted under the Credit Agreement, the Partnership shall instead use the aggregate amount of such net proceeds from such Asset Disposition (1) first, to repay any outstanding Indebtedness of the Partnership and its Subsidiaries and (2) second, for general partnership purposes consistent with the Series A Purpose.

(ii) In the event of any sale or series of sales by the Partnership or any of its Subsidiaries of interests in any Existing Pipeline Joint Venture (a “JV Asset Disposition”), the Partnership shall offer to redeem, for cash, outstanding Series A Preferred Units (the “JV Asset Disposition Redemption”) with the aggregate amount of proceeds from such JV Asset Disposition (the “JV Asset Disposition Redemption Amount”).

(iii) In the case of a Material Asset Disposition or a JV Asset Disposition, the Partnership shall deliver to all Series A Preferred Unitholders a written notice (the “Asset Disposition Notice”) of such Material Asset Disposition or JV Asset Disposition at least twenty (20) Business Days prior to the consummation of such Material Asset Disposition or JV Asset Disposition. The Asset Disposition Notice will set forth (i) a description of the assets underlying the disposition and the associated proceeds for each such asset, (ii) in the case of a Material Asset Disposition, whether the Partnership has elected Asset Disposition Repayment or Asset Disposition Redemption with the aggregate amount of net proceeds from such Material Asset

Disposition, and (iii) if applicable, the total amount of Series A Preferred Units that may be redeemed based on the Asset Disposition Redemption Amount or JV Asset Disposition Redemption Amount, as applicable (the “Asset Disposition Redeemable Units”). If such notice indicates that the Partnership has elected Asset Disposition Redemption or JV Asset Disposition Redemption, any Series A Preferred Unitholder intending to accept the Partnership’s offer to redeem (a “Asset Disposition Redeemed Partner”) shall give written notice (the “Asset Disposition Redemption Notice”) to the Partnership within ten (10) Business Days of receipt of the Asset Disposition Notice. The Asset Disposition Redemption Notice shall specify the number of Series A Preferred Units held by such Asset Disposition Redeemed Partner that it intends to cause the Partnership to redeem (the “Asset Disposition Redemption Election”). The number of Series A Preferred Units held by each Asset Disposition Redeemed Partner to be redeemed shall equal such Asset Disposition Redeemed Partner’s Asset Disposition Redemption Election divided by the sum of all the Asset Disposition Redemption Elections received by the Partnership multiplied by the Asset Disposition Redeemable Units (the “Asset Disposition Redeemed Units”). The Asset Disposition Repayment or Asset Disposition Redemption, as applicable, shall be completed no later than the first (1st) Business Day after the date of consummation of such Asset Disposition (the date of such completion to which an Asset Disposition Redemption applies, the “Asset Disposition Redemption Date”). On the Asset Disposition Redemption Date (to be effective immediately prior to the close of business on the Asset Disposition Redemption Date) (i) the Asset Disposition Redeemed Partner shall transfer and surrender their Asset Disposition Redeemed Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Asset Disposition Redeemed Units and (B) transfer to the Asset Disposition Redeemed Partner cash in an amount equal to the Series A Redemption Price for each Asset Disposition Redeemed Unit. For avoidance of doubt, the Partnership may not effect a Material Asset Disposition or JV Asset Disposition unless it has complied with its obligations under this Section 11.04(d).

Section 11.05 Exchange of Series A Preferred Units for shares of Class A Common Stock.

(a) Exchange at the Election of the Series A Preferred Unitholder. At any time on or after the seventh (7th) anniversary of the Series A Issue Date, or at any time after a Series A Restricted Action has occurred, each Series A Preferred Unitholder shall be entitled to cause the Partnership to exchange (an “Optional Exchange”) all or any portion of its Series A Preferred Units for the Series A Exchange Amount (the “Optional Exchange Right”); provided, that any Optional Exchange that would result in an aggregate Series A Exchange Amount of less than $25 million must involve all of such Series A Preferred Unitholder’s Series A Preferred Units. A Series A Preferred Unitholder desiring to exercise its Optional Exchange Right (the “Optional Exchanging Partner”) shall exercise such right by giving written notice (the “Optional Exchange Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Optional Exchange Notice, the “Optional Exchange Notice Date”). The Optional Exchange Notice shall specify the number of Series A Preferred Units (the “Optional Exchanged Units”) that the Optional Exchanging Partner intends to have the Partnership exchange for the Series A Exchange Amount. The Optional Exchange shall be completed on the date that is three (3) Business Days following delivery of the applicable Optional Exchange Notice, unless the Partnership elects to make the redemption payment by means of a Series A Cash Settlement, in which case the Optional Exchange shall be completed as promptly as practicable following delivery of the applicable Optional Exchange Notice, but in any event, no more than five (5) Business Days after delivery of such Optional Exchange Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Optional Exchange Date”); provided, that the Partnership, the Corporation and the Optional Exchanging Partner may change the number of Optional Exchanged Units and/or the Optional Exchange Date specified in such Optional Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that an Optional Exchange Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Optional Exchange. Unless the Optional Exchanging Partner has timely delivered an Optional Exchange Retraction Notice as provided in Section 11.05(b) or has delayed an Optional Exchange as provided in Section 11.05(c), on the Optional Exchange Date (to be effective immediately prior to the close of business on the Optional Exchange Date) (i) the Optional Exchanging Partner shall transfer and surrender the Optional Exchanged Units to the Partnership, free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Optional Exchanged Units, (B) transfer to the Optional Exchanging Partner the consideration to which the Optional Exchanging Partner is entitled under Section 11.05(b) and (C) if the Optional Exchanged Units are certificated, issue to the Optional Exchanging Partner a certificate for a number of Series A Preferred Units equal to the difference (if any) between the number of Series A Preferred Units evidenced by the certificate surrendered by the Optional Exchanging Partner pursuant to clause (i) of this Section 11.05(a) and the Optional Exchanged Units.

(b) In exchange for each Optional Exchanged Unit, an Optional Exchanging Partner shall be entitled to receive the Series A Exchange Amount or, at the Partnership’s election, payment of the Series A Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Optional Exchange Notice, the Partnership shall give written notice (the “Optional Exchange Settlement Method Notice”) to the Optional Exchanging Partner (with a copy to the Corporation) of its intended settlement method; provided, that if the Partnership does not timely deliver an Optional Exchange Settlement Method Notice, the Partnership shall be deemed to have elected the Series A Exchange Amount settlement method. The Optional Exchanging Partner may retract its Optional Exchange Notice by giving written notice (the “Optional Exchange Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Optional Exchange Settlement Method Notice. The timely delivery of an Optional Exchange Retraction Notice shall terminate all of the Optional Exchanging Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.05 arising from the retracted Optional Exchange Notice.

(c) Notwithstanding anything to the contrary in Section 11.05(b), in the event the Partnership elects to settle an Optional Exchange with the Series A Exchange Amount, an Optional Exchanging Partner shall be entitled, at any time prior to the consummation of an Optional Exchange, to revoke its Optional Exchange Notice or delay the consummation of an Optional Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Optional Exchanging Partner at or immediately following the consummation of the Optional Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Optional Exchange; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Optional Exchanging Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Optional Exchange; (iv) the Corporation shall have disclosed to such Optional Exchanging Partner any material non-public information concerning the Corporation, the receipt of which results in such Optional Exchanging Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Optional Exchange without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Optional Exchanging Partner at or immediately following the Optional Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Optional Exchange; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Series A Registration Rights Agreement, and such failure shall have affected the ability of such Optional Exchanging Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Optional Exchange Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided, further, that in no event shall the Optional Exchanging Partner seeking to delay the consummation of such Optional Exchange and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Optional Exchanging Partner with a basis for such delay or revocation. If an Optional Exchanging Partner delays the consummation of an Optional Exchange pursuant to this Section 11.05, (A) the Optional Exchange Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the

Corporation, the Partnership and such Optional Exchanging Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.05(b), the Optional Exchanging Partner may retract its Optional Exchange Notice by giving an Optional Exchange Retraction Notice to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second (2nd) Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) Exchange Upon Liquidation of the Partnership. In the event of a liquidation or dissolution of the Partnership in accordance with Article XIV, each Series A Preferred Unitholder shall be entitled to cause the Partnership to exchange (a “Liquidation Exchange”) all or any portion of its Series A Preferred Units for the Series A Exchange Amount (the “Liquidation Exchange Right”) as described in this Section 11.05(d). A Series A Preferred Unitholder desiring to exercise its Liquidation Exchange Right (the “Liquidation Exchanging Partner”) shall exercise such right by giving written notice (the “Liquidation Exchange Notice”) to the Partnership with a copy to the Corporation within five (5) Business Days of receipt of the notice of liquidation provided to the Series A Preferred Unitholders by the liquidators in accordance with Section 14.02(b), it being understood that if a Series A Preferred Unitholder does not timely deliver a Liquidation Exchange Notice for any Series A Preferred Units in accordance with this Section 11.05(d), then the outstanding Series A Preferred Units held by such Series A Preferred Unitholder shall instead be governed by Article XIV. The Liquidation Exchange Notice shall specify the number of Series A Preferred Units (the “Liquidation Exchanged Units”) that the Liquidation Exchanging Partner intends to have the Partnership exchange for the Series A Exchange Amount. The Liquidation Exchange shall be completed on the date that is three (3) Business Days following the date of delivery of the applicable Liquidation Exchange Notice or the Business Day prior to the Liquidation Date, whichever is earlier (the “Liquidation Exchange Date”). On the Liquidation Exchange Date (to be effective immediately prior to the close of business on the Liquidation Exchange Date), (i) the Liquidation Exchanging Partner shall transfer and surrender the Liquidation Exchanged Units to the Partnership free and clear of all liens and encumbrances other than those arising under the Delaware Act or this Agreement and (ii) the Partnership shall (A) cancel the Liquidation Exchanged Units, (B) transfer to the Liquidation Exchanging Partner a number of shares of Class A Common Stock having an aggregate Series A Reference Price equal to the aggregate Series A Redemption Price attributable to the aggregate Liquidation Exchanged Units and (C) if the Liquidation Exchanged Units are certificated, issue to the Liquidation Exchanging Partner a certificate for a number of Series A Preferred Units equal to the difference (if any) between the number of Series A Preferred Units evidenced by the certificate surrendered by the Liquidation Exchanging Partner pursuant to clause (i) of this Section 11.05(d) and the Liquidation Exchanged Units.

(e) Issuance Limitation. Notwithstanding anything to the contrary in this Agreement, if the Corporation has not obtained Requisite Stockholder Approval, then the Corporation shall not issue, upon exchange of Series A Preferred Units in accordance with Section 11.05(a) and Section 11.05(d), a number of shares of Class A Common Stock that would exceed nineteen and one half percent (19.5%) of (i) the shares of Class A Common Stock outstanding on the Series A Issue Date or (ii) the voting power of outstanding Equity Securities of the Corporation on the Series A Issue Date as calculated in accordance with Stock Exchange regulations (the “Issuable Maximum”). If the Corporation has not obtained Requisite Stockholder Approval upon exchange of any Series A Preferred Units subject to the foregoing limitation, then the applicable Series A

Preferred Unitholder shall be entitled to receive upon such exchange a number of shares of Class A Common Stock equal to the lesser of (A) the Series A Exchange Amount with respect to such Series A Preferred Units and (B) such Series A Preferred Unitholder’s pro rata portion of the Issuable Maximum.

(f) Certain Adjustments.

(i) In the event of a Distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or Distribution of any such assets received by the Corporation in respect of its Units, then the Series A Exchange Amount shall be adjusted to include the amount of such security, securities or other property that the Optional Exchanging Partner or Liquidation Exchanging Partner would have received if such Optional Exchange Right or Liquidation Exchange Right had been exercised and the Optional Exchange Date or Liquidation Exchange Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(ii) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (A) each Optional Exchanged Unit and Liquidation Exchanged Unit is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that the Series A Exchange Amount becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (B) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such exchange. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g) Actions to be Taken by the Corporation.

(i) In connection with the exercise of an Optional Exchanging Partner’s Optional Exchange Rights under Section 11.05(a), the Corporation shall contribute to the Partnership the consideration the Optional Exchanging Partner is entitled to receive under Section 11.05(b). Unless the Optional Exchanging Partner has timely delivered an Optional Exchange Retraction Notice as provided in Section 11.05(b) or has delayed an Optional Exchange as provided in Section 11.05(c), on the Optional Exchange Date (to be effective immediately prior to the close of business on the Optional Exchange Date) (A) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Series A Exchange Amount or the Series A Cash Settlement, as applicable) required under this Section 11.05(g), and (B) the Partnership shall issue to the Corporation a number of Common Units equal to the number of shares of Class A Common Stock issued to the Optional Exchanging Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Series A Cash Settlement, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Series A Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Optional Exchanged Units to be redeemed with such Series A Cash Settlement; provided, that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock, and such amounts shall be borne by the Partnership, in each case in accordance with Section 6.05.

(ii) In connection with the exercise of a Liquidation Exchanging Partner’s Liquidation Exchange Rights under Section 11.05(d), the Corporation shall contribute to the Partnership the consideration the Liquidation Exchanging Partner is entitled to receive under Section 11.05(d). On the Liquidation Exchange Date (to be effective immediately prior to the close of business on the Liquidation Exchange Date) (A) the Corporation shall make a Capital Contribution to the Partnership in an amount equal to the aggregate Series A Redemption Price provided for in clause (B) of Section 11.05(d), and (B) the Partnership shall issue to the Corporation a number of Common Units equal to the number of shares of Class A Common Stock issued to the Liquidation Exchanging Partner.

Section 11.06 Reservation of Shares of Class A Common Stock; Listing; Registration Rights; Certificate of the Corporation.

(a) Reservation of Shares.

(i) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Common Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any Common Redemption or Direct Exchange pursuant to Share Settlements; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Common Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement.

(ii) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon Optional Exchange or Liquidation Exchange, a number of shares of Class A Common Stock equal to the Series A Required Minimum; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Optional Exchange or Liquidation Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation).

(b) Listing of Shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange prior to such delivery upon each National Securities Exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws).

(c) Registration Rights.

(i) Following the fifth (5th) anniversary of the Series A Issue Date and upon request of Series A Preferred Unitholders representing the Series A Required Voting Percentage then outstanding, the Partnership shall file a registration statement under the Securities Act to permit the public resale of all of the then-outstanding Series A Preferred Units from time to time as permitted under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) and shall use its commercially reasonable best efforts to cause such registration statement to be declared effective within six (6) months after such request. A registration statement filed pursuant to this Section 11.06(c)(i) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Series A Preferred Unitholders. The Partnership shall use its commercially reasonable best efforts to cause a registration statement filed pursuant to this Section 11.06(c)(i) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such registration statement is available or, if not available, that another registration statement is available, for the resale of all the Series A Preferred Units until all such Series A Preferred Units have been sold or ceased to be outstanding (the “Effectiveness Period”).

(ii) If the Partnership fails to meet the timeline for filing a registration statement as specified in Section 11.06(c)(i), or the registration statement is declared effective but (A) the registration statement shall thereafter be withdrawn by the Partnership or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement without being succeeded by an additional registration statement filed and declared effective within fifteen (15) Business Days, or (B) except as addressed by the foregoing clause (A), the registration statement fails to be available for the resale by the Series A Preferred Unitholders of all the Series A Preferred Units required to be included therein during the Effectiveness Period (each such event, a “Registration Default”), then each Series A Preferred Unitholder shall be entitled to a payment (with respect to each of the Series A Preferred Unitholder’s pro rata share of the Series A Preferred Units as liquidated damages and not as a penalty), (A) for the first ninety (90) days following the occurrence of such Registration Default, an amount equal to 0.25% of the aggregate Series A Issue Price of the then-outstanding Series A Preferred Units on the ninetieth (90th) day of such period (the “Liquidated Damages Multiplier”), which shall accrue daily, and (B) for each non-overlapping 90-day period beginning on the ninety first (91st) day thereafter, an amount equal to the amount set forth in clause (B) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent ninety (90) days (i.e., 0.50% for 91-180 days, 0.75% for 181-270 days, 1.00% for 271-360 days, etc.), which shall accrue daily, up to a maximum amount equal to 2.50% of the Liquidated Damages Multiplier per non-overlapping ninety (90) day period, until such time as such Registration Default is cured or there are no longer any Series A Preferred Units outstanding.

(iii) The Partnership covenants that it shall take such action as any Series A Preferred Unitholder may reasonably request, all to the extent required from time to time to enable such Series A Preferred Unitholder to sell the Series A Preferred Units held by such Series A Preferred Unitholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including, without limitation, at the sole expense of the Partnership, (A) issuing such directions to any transfer agent, registrar or depositary, as applicable, (B) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same and (C) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Series A Preferred Units held by such Series A Preferred Unitholder to be removed and to rescind any transfer restrictions with respect to such Series A Preferred Units; provided, however, that such Series A Preferred Unitholder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Series A Preferred Unitholder’s compliance with Rule 144 or Rule 144A, as may be applicable. Upon the request of any Series A Preferred Unitholder, the Partnership shall deliver to such Series A Preferred Unitholder a written certification of a duly authorized officer as to whether it has complied with such requirements.

(iv) The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Common Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares.

(d) Certificate of the Corporation. The Corporation covenants that all Class A Common Stock issued upon a Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.07 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Common Redemption, Direct Exchange, COC or Shin Oak Option Failure Redemption, Asset Disposition Redemption, Series A Redemption or Optional Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners. No Common Redemption, Direct Exchange, COC or Shin Oak Option Failure Redemption, Asset Disposition Redemption, Series A Redemption or Optional Exchange shall relieve any Partner of any prior breach of this Agreement.

Section 11.08 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that any Common Redemption, Direct Exchange, Optional Exchange or Liquidation Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the applicable Limited Partner and, if the Corporation is deemed to receive Series A Preferred Units in any such direct exchange, such Units shall be treated as converted into Common Units immediately following such direct exchange, for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Class A Common Stock or other securities upon a Common Redemption, Direct Exchange or Optional Exchange shall be made without charge to the applicable Limited Partner for any stamp or other similar tax in respect of such issuance.

Section 11.09 No Restrictions. There are no limitations on the Common Redemption Right of any Common Redeemed Partner, and this Agreement does not contractually restrict the ability of any Limited Partner or the Affiliates of such Limited Partner to transfer its or their Class A Common Stock.

ARTICLE XII

ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a substituted Limited Partner (“Substituted Limited Partner”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. Subject to Section 6.01(e) and Section 11.05(d), the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the General Partner together with all the Common Unitholders to dissolve the Partnership;

(b) a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final Distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership and to each Series A Preferred Unitholder;

(c) the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provisions for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership;

(d) all remaining assets of the Partnership shall be distributed to the Series A Preferred Unitholders and Common Unitholders, as applicable, by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation) as follows:

(i) first, 100% to the Series A Preferred Unitholders pro rata in accordance with their respective Series A Preferred Unit Percentage Interests in redemption of any outstanding Series A Preferred Units in an amount per Series A Preferred Unit equal to the Series A Redemption Price for such Series A Preferred Unit (it being understood that any distributions under this Section 14.02 shall be in cash and not a distribution in-kind as provided by Section 14.03); and

(ii) the remainder, if any, 100% to the Common Unitholders pro rata in accordance with their respective Common Unit Percentage Interests.

The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners, but including any liabilities in respect of the Series A Preferred Units) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash (other than any Series A Preferred Unitholder unless the Series A Preferred Unitholders representing the Series A Required Voting Percentage consent otherwise), either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (i) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (ii) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the Distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

(c) For avoidance of doubt, this Section 16.01 shall not apply to any Series A Preferred Unitholder.

Section 16.02 Confidentiality.

(a) Each of the Partners agrees to hold the Partnership’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Partnership, monitoring and evaluating its investment in the Partnership or as otherwise authorized separately in writing by the General Partner, it being understood that each Partner may disclose Confidential Information as so permitted herein to its Affiliates and its and their respective partners, members, equityholders, directors, managers, officers, employees, agents, consultants, representatives and advisors (including financial, legal and accounting advisors) who have a bona fide need to know such information in connection with monitoring and evaluating the Partner’s investment in the Partnership (collectively, “Representatives”). “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, trade secrets, trademarks, tradenames and intellectual property associated with the Partnership’s business, in each case obtained by a Partner from the Partnership or any of its Affiliates or Representatives. With respect to any Partner, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Partner at the time of disclosure by or on behalf of the Partnership; (ii) before or after it has been disclosed to such Partner by or on behalf of the Partnership, becomes publicly available on a non-confidential basis from a source other than the Partnership or its Representatives, other than as a result of any action or inaction of such Partner in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer of the Partnership or of the Corporation; (iv) is disclosed to such Partner or its Representatives by a source other than the Partnership or its Representatives that is not, to the knowledge of such Partner (after reasonable inquiry), in violation of any obligation of confidentiality owed to the Partnership with respect to such information; or (v) is or becomes independently developed by or on behalf of such Partner or its Representatives without use of or reference to the Confidential Information in violation of this Agreement. Each Partner shall be responsible to the Partnership for any breach of this Section 16.02 by any of its Representatives as though such breach was committed by such Partner.

(b) In the event that any Partner or its Representatives is requested or required by Law, rule, regulation or legal, judicial or administrative process, including an audit or examination by a regulatory authority or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Partner shall use commercially reasonable efforts to provide the Partnership with prompt written notice so that the Partnership may, at the Partnership’s sole cost and expense, seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and such Partner shall use commercially reasonable efforts to cooperate with the Partnership in any effort the Partnership undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of Section 16.02(a), such Partner and its Representatives shall furnish only that portion of the Confidential Information that is required. Notwithstanding the foregoing, no such notice, cooperation or other action set forth in this Section 16.02(b) shall be required by Partner to the extent such Partner or its Representatives are requested or required to disclose Confidential Information to the applicable regulatory authorities or self-regulatory organizations having supervisory jurisdiction over such Partner or its Representatives during the course of any regulatory audit or examination.

(c) Notwithstanding anything herein to the contrary, any Series A Preferred Unitholder may disclose the terms of such Series A Preferred Unitholder’s investment in the Partnership and the performance of that investment (whether in customary information provided to investors in private equity funds, investment funds, investment vehicles or managed accounts managed by a Series A Preferred Unitholder or its current or future Affiliates, in such Series A Preferred Unitholder’s or its current or future Affiliates’ fundraising materials, or in reports or accounts required to be made by such Series A Preferred Unitholder under applicable Law or otherwise), which disclosure may, for the avoidance of doubt, include: (i) the name of the Partnership; (ii) the country in which the Partnership is located; (iii) the net asset value of such Series A Preferred Unitholder’s interest in the Partnership; (iv) the general economic or structural terms of such Series A Preferred Unitholder’s interest in the Partnership; (v) the Partnership’s industry sector; and (vi) the aggregate percentage of such Series A Preferred Unitholder’s total private equity asset value attributable to such Series A Preferred Unitholder’s interest in the Partnership or by private equity funds, investment funds, investment vehicles or managed accounts managed by such Series A Preferred Unitholder or its current or future Affiliates.

Section 16.03 Amendments. Subject to Section 6.01(e), this Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, but subject to Section 6.01(e), no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Partners, (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any affiliates Controlled by the General Partner), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by telecopier or by e-mail, sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) at the addresses set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. If a Series A Preferred Unitholder delivers a notice hereunder to any other party hereto, such notice shall copy each other Series A Preferred Unitholder to the extent each such other Series A Preferred Unitholder is not otherwise copied to or an addressee of such notice, and if any party hereto other than a Series A Preferred Unitholder delivers a notice hereunder to any Series A Preferred Unitholder, such notice shall copy each other Series A Preferred Unitholder to the extent each such other Series A Preferred Unitholder is not otherwise copied to or an addressee of such notice. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier or e-mail (provided, that confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

To the Partnership:

Altus Midstream LP

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn:	Ben Rodgers
E-mail:	Ben.Rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn: Executive Vice President and General Counsel

E-mail:	anthony.lannie@apachecorp.com
Telephone:	(713) 296-6204

and

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn: Nora Dobin, Senior Legal Advisor

E-mail:	nora.dobin@apachecorp.com
Telephone:	(713) 296-6744

To the Corporation:

Altus Midstream Company

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn:	Ben Rodgers
E-mail:	Ben.Rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn: Executive Vice President and General Counsel

E-mail:	anthony.lannie@apachecorp.com
Telephone:	(713) 296-6204

and

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn: Nora Dobin, Senior Legal Advisor

E-mail:	nora.dobin@apachecorp.com
Telephone:	(713) 296-6744

To the Limited Partners at the addresses indicated on the signature pages hereto or such other addresses provided by the applicable Limited Partner and shown on the records of the Partnership.

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission.

(a) This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

(b) Documents required to be delivered by the Partnership to the Partners pursuant to this Agreement may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Partnership posts such documents, or provides a link thereto, on its website, the location of which may be communicated pursuant to the notice provisions set forth in Section 16.05 or (ii) on which such documents are posted by the Partnership or the Corporation on the website of the SEC.

Section 16.14 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Expenses. Except as otherwise provided herein, each Partner shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of its Representatives.

Section 16.16 Effectiveness. This Agreement shall be effective immediately upon the Series A Preferred Unit Closing (the “Effective Time”). The Existing Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time to the extent the Existing Limited Partnership Agreement is applicable to such other parties. For avoidance of doubt, the Existing Limited Partnership Agreement shall not govern the rights and obligations of the Series A Preferred Unitholders.

Section 16.17 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Series A Preferred Unit Purchase Agreement, the Registration Rights Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Existing Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.19 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 16.20 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that any Partner may be a partnership or limited liability company, each Partner agrees and acknowledges that no Persons other than the Partners shall have any obligation under this Agreement. Each party to this Agreement further acknowledges and agrees that it has no rights of recovery whether under this Agreement or under any documents, agreements, or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 16.20 shall have equal application to any and all claims against any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Limited Partner (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Partner (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Limited Partners. The prohibition set forth in this Section 16.20 shall apply to any and all claims, whether in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such party hereto against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The parties hereto further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons or other entities referenced in this Section 16.20 for any obligations of the applicable party hereto under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

ALTUS MIDSTREAM GP LLC

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and Treasurer

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]

LIMITED PARTNERS:

ALTUS MIDSTREAM COMPANY

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer

Altus Midstream Company
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attn: Ben Rodgers
E-mail: Ben.Rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Apache Legal
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attn: General Counsel
Telephone: (713) 296-6000
Facsimile: (713) 296-6459

APACHE MIDSTREAM LLC

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Chief Financial Officer and Treasurer

Address for notice:
Altus Midstream LLC
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attn: Ben Rodgers
E-mail: Ben.Rodgers@apachecorp.com

with a copy (which copy shall not constitute notice) to:

Apache Legal
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056
Attn: General Counsel
Telephone: (713) 296-6000
Facsimile: (713) 296-6459

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]